================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            BANKAMERICA CORPORATION
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               (Name of Registrant as Specified In Its Charter)


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Notes:

[LOGO OF BANKAMERICA CORPORATION(R)]

David A. Coulter
Chairman and Chief Executive Officer

                                                                 March 23, 1998

Dear Shareholder:

  I am pleased to invite you to attend the Annual Meeting of Shareholders of BankAmerica Corporation (BAC) to be held at 2:00 p.m. (Pacific Time) on Thursday, May 21, 1998, at the Doubletree Hotel-Jantzen Beach, 909 N. Hayden Island Drive, Portland, Oregon.

  At this year's meeting, you are being asked to elect directors and to ratify the appointment of independent auditors. The notice of meeting and proxy statement that follow this letter describe these items. I urge you to read this information carefully.

  Your Board of Directors unanimously believes that the two items proposed by the board are in the best interests of BAC and its shareholders, and recommends you vote FOR Item Nos. 1 and 2 on the enclosed proxy card.

  In addition to these business items, I will report to you on BAC's operations and plans, respond to comments, and answer questions of general interest to shareholders.

  I hope you are able to attend. However, it is important that your shares be represented and voted whether or not you plan to be present. Therefore, please promptly vote and deliver your proxy.

  Thank you.

                                       Sincerely,

                                       /s/ David A. Coulter

                                PROXY STATEMENT

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Corporate Leadership and Governance.......................................   1
  .  Leadership--The Board of Directors...................................   1
  .  Corporate Governance Guidelines......................................   2
  .  Board Committees.....................................................   2
  .  Functions of Committees and Number of Meetings Held in 1997..........   3
  .  Director Compensation, Stock Ownership Guidelines, Retirement and
     Meeting Attendance...................................................   4
  .  How to Nominate Directors or Raise Business at Shareholders'
     Meetings.............................................................   5
Executive Compensation, Benefits and Related Matters......................   6
  .  Report of the Executive Personnel and Compensation Committee.........   6
  .  Shareholder Return Performance Graph.................................  15
  .  Summary Compensation Table...........................................  16
  .  Option/SAR Grants in Last Fiscal Year................................  18
  .  Aggregated Option/SAR Exercises in the Last Fiscal Year and Fiscal
       Year-End Option/SAR Values.........................................  20
  .  Pension Plans........................................................  20
  .  Change in Control Arrangements.......................................  21
  .  Contracts with Directors and Executive Officers......................  22
  .  Banking and Other Transactions.......................................  23
  .  Compensation Committee Interlocks and Insider Participation..........  24
  .  Certain Business Relationships and Legal Proceedings.................  24
Ownership of BAC Stock....................................................  27
  .  Security Ownership of Certain Beneficial Owners......................  27
  .  Section 16(a) Beneficial Ownership Reporting Compliance..............  28
Matters to Be Considered at the Meeting...................................  29
  .  Board Proposals:
     Item No. 1: Election of Directors....................................  29
     Item No. 2: Ratification of Appointment of Ernst & Young LLP as
              Independent Auditors........................................  32
Voting By Proxy and Voting at the Meeting.................................  33
Other Matters.............................................................  34
  .  Other Business for Meeting...........................................  34
  .  Proxy Solicitation...................................................  35
  .  Annual Report on Form 10-K and Annual Report to Shareholders.........  35
  .  Submission of Shareholder Proposals for 1999 Meeting.................  35

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              AND PROXY STATEMENT

To the Holders of Common Stock
 of BankAmerica Corporation:

  The Annual Meeting of Shareholders of BankAmerica Corporation will be held at the Doubletree Hotel--Jantzen Beach, 909 N. Hayden Island Drive, Portland, Oregon at 2:00 p.m. (Pacific Time) on Thursday, May 21, 1998, for the following purposes:

  1. To elect 14 directors to serve until the 1999 Annual Meeting of Shareholders or until their earlier retirement, resignation or removal;

  2. To ratify the appointment of Ernst & Young LLP as independent auditors;
     and

  3. To transact such other business as may properly come before the meeting.

  The Board of Directors has chosen March 23, 1998 as the "record date" to identify those shareholders who are entitled to notice of the Annual Meeting and to vote at the Meeting. A list of those shareholders will be available at the meeting and for ten days prior to the meeting at Bank of America, 121 Southwest Morrison Street, 17th Floor-Corporate Affairs Department, Portland, Oregon 97204, Attention: Mr. Peter Gray. This notice, the attached proxy statement and the enclosed form of proxy for the Meeting are first being mailed on March 23, 1998.

                                       By Order of the Board of Directors

                                       /s/ Cheryl Sorokin

                                       Cheryl Sorokin
                                       Executive Vice President and Secretary

March 23, 1998

 --------------------------------------------------------------------------
                            YOUR VOTE IS IMPORTANT!

 PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. OR, IF YOU OWN YOUR SHARES "OF RECORD" (I.E., NOT THROUGH A BANK OR BROKER), CALL THE TOLL-FREE TELEPHONE NUMBER ON THE PROXY CARD TO AUTHORIZE THE BOARD'S PROXIES TO VOTE YOUR SHARES. THIS WILL REDUCE OUR PROXY EXPENSES. TELEPHONE VOTING IS NOT AVAILABLE IF YOU OWN YOUR SHARES IN "STREET NAME" THROUGH A BROKER OR BANK, UNLESS YOUR BROKER OR BANK OFFERS IT.
 --------------------------------------------------------------------------

                                                                  --------------
                                                                   MAILING DATE:
                                                                  MARCH 23, 1998
                                                                  --------------

                      CORPORATE LEADERSHIP AND GOVERNANCE

LEADERSHIP--THE BOARD OF DIRECTORS

The Board of Directors of BankAmerica Corporation (BAC) supervises the management of BAC's business and sets corporate policies for BAC and its subsidiaries, including its principal subsidiary, Bank of America NT&SA
(Bank). We oversee the affairs of BAC for the benefit of you, the shareholder. The ultimate authority and responsibility for BAC's progress lies with us. We accept that responsibility and take it seriously.

Your Board of Directors is made up of 14 individuals, who act collectively as a group to direct the affairs of BAC. Each director brings unique perspectives and experiences to the task, but it is the board as a whole which leads the organization. Here is some general information about the composition of the board as it will be constituted assuming you elect the board's slate of nominees. We have provided specific information on each individual director standing for election or re-election on page 29.

The total number of directors is 14, in keeping with our view that the board should, in most circumstances, be comprised of approximately 13-15 directors. This is a smaller number of directors than we have targeted in prior years, based on our belief that it is easier for a smaller board to operate effectively. Eleven of the directors are "outside" directors as we define that term under BAC's Corporate Governance Principles. Under those Principles, which we describe later, we treat David Coulter, BAC's chairman and CEO, and directors Richard Rosenberg and Sanford Robertson as "inside" directors, because they currently hold officer positions with BAC or a subsidiary, or have within the last ten years. However, neither Mr. Rosenberg nor Mr. Robertson is an executive officer of BAC or an active officer of the Bank.

Your directors have a wide array of professional and personal experiences. Many lead or have led complex business organizations. Several have academic backgrounds and two of these have significant administrative responsibilities in major universities. Several are entrepreneurs who are running or have run their own businesses. One is of Hispanic origin, one is African American and the nominee standing for election for the first time at the Annual Meeting is Asian. Two are women. No director represents a specific constituency.

John Richman, who has served as a director since 1994, will retire from the board at the Annual Meeting and is not standing for reelection. Mr. Richman's background as an attorney and former chairman and chief executive officer of major business organizations provided valuable input to the board's activities. We thank him for his dedicated service and wise counsel and wish him well in the years ahead. We regret that time commitments related to her duties as CEO of Mattel, Inc. prevented Jill Barad from continuing to serve as a director, and she resigned from the board in September of 1997. We appreciated Ms. Barad's contributions to our discussions during her tenure and wish her well.

Annually, we conduct a self-evaluation of our individual performance as directors. We believe this process helps each director to be thoughtfully self-critical and to consider opportunities for improving his or her commitment to the role of BAC director.

We also conduct a yearly review of the overall effectiveness of the board. This process helps the board assess its own performance and facilitates changes in board process and structure on an ongoing basis.

The board met ten times in 1997. All meetings were held jointly with the board of the Bank.

CORPORATE GOVERNANCE GUIDELINES

We have adopted a set of corporate governance principles. They state our views about our role as directors, board structure, committee meetings and other governance issues. You can find highlights on page 95 of the 1997 Annual Report to Shareholders. If you would like the complete text of the principles, please write the Corporate Secretary at the following address:

                           BankAmerica Corporation
                           Corporate Secretary's Office #13018
                           Bank of America Center
                           555 California Street
                           San Francisco, CA 94104

BOARD COMMITTEES

The board's standing committees are the Auditing and Examining, Executive, Executive Personnel and Compensation, Nominating, and Public Policy committees. Current members of these committees are listed below. No BAC officer or former officer was a member of these committees except for the Executive Committee. Richard Rosenberg served on that committee while he was Chief Executive Officer and was appointed chair of that committee in May, 1995. On January 8, 1996 David Coulter, who succeeded Richard Rosenberg as Chief Executive Officer on January 1, 1996, joined the Executive Committee.


    Auditing and                                                Executive Personnel
    Examining(/1/)             Executive                        and Compensation

    Donald Guinn, Chair        Richard Rosenberg, Chair         Timm Crull, Chair
    Richard Clarke             Joseph Alibrandi                 Joseph Alibrandi
    Walter Massey              Peter Bedford                    Kathleen Feldstein
    John Richman               David Coulter                    Frank Hope, Jr.
    Solomon Trujillo           Timm Crull                       Michael Spence
                               Kathleen Feldstein
                               Michael Spence

    Nominating                 Public Policy

    Joseph Alibrandi, Chair    Peter Bedford, Chair
    Peter Bedford              Frank Hope, Jr.
    Frank Hope, Jr.            John Richman
    John Richman               Sanford Robertson

--------
(1) Glenhall Taylor, Jr., a former BAC officer, is a consultant to the committee.

FUNCTIONS OF COMMITTEES AND NUMBER OF MEETINGS HELD IN 1997


  The following describes the functions of the board's standing committees which advise and assist the board in overseeing the affairs of BAC. Committees report the actions they take to the full board, usually at the next board meeting:

Auditing and Examining Committee                             8 meetings in 1997

  . Monitors compliance and areas of significant risk (including credit, market, liquidity, cross border and operational risk);

  .  Monitors the adequacy of internal controls;

  . Reviews principal financial reports and significant accounting policy and reporting issues;

  . Approves the scope of the audit and credit examination functions and monitors their performance;

  . Recommends selection of independent auditors and monitors their performance and independence;

  .  Reviews reports on fiduciary activities of BAC's subsidiaries; and

  . Assists the board in meeting its fiduciary responsibilities regarding certain employee benefit plans.

Executive Committee                                          5 meetings in 1997

  . Acts for the board between board meetings (except that the committee can't appoint or remove the chairman of the board or the president, declare dividends, or take certain other actions that the bylaws reserve to the board); and

  .  Oversees the annual board effectiveness review.

Executive Personnel and Compensation Committee               5 meetings in 1997

  . Approves compensation (including salary and perquisites) of executive officers and other key senior management officers of BAC and its subsidiaries;

  . Administers incentive and deferred compensation programs for executive officers and other key senior management officers of BAC and its subsidiaries; and

  . Advises on succession planning (including the selection of the chief executive officer) and the selection, development and performance of executive officers and other key senior management officers of BAC and its subsidiaries.

Nominating Committee                                         5 meetings in 1997

  .  Recommends director candidates;

  . Evaluates the size and composition of the board, and recommends criteria for director selection; and

  .  Reviews and advises on director compensation.

Public Policy Committee                                      5 meetings in 1997

  . Identifies and monitors political, social and environmental trends that could affect BAC's performance and the related interests of employees, shareholders, customers and the general public and advises the board and management on long-range plans to adjust operations to those trends;

  .  Oversees compliance with the Community Reinvestment Act; and

  . Recommends action on specific public policy issues and advises as to the committee's evaluation of related policies, practices and procedures.

DIRECTOR COMPENSATION, STOCK OWNERSHIP GUIDELINES, RETIREMENT AND MEETING ATTENDANCE

Director Compensation

A director who is also an officer of BAC or a subsidiary receives compensation as an officer but no additional pay for serving on the board. Other directors receive an annual retainer and meeting fees for board service.

Retainer

We pay outside directors a $40,000 annual combined retainer for service on the BAC and Bank boards. We require directors to defer one-half of this retainer into restricted stock units under our Deferred Compensation Plan for Directors. The withheld amount is converted into stock units based on the fair market value of BAC common stock. These units fluctuate in value with changes in the market price of BAC stock. Dividend equivalent credits, equal to the value of each dividend, accumulate in the account as dividends are paid on our stock. Directors may also choose to defer more than half of the retainer if they wish. These additional amounts can either be placed into stock units or into an interest bearing account in the Plan at the director's choice. The director is paid in cash upon leaving the board. Or, the director may choose to be paid at the time of retirement from the director's principal occupation if that occurs after the director has left our board. Directors may choose payment in a lump sum or installments.

We pay BAC and Bank board committee chairs an additional annual combined retainer for their service ($15,000 for the Chair of the Auditing and Examining Committee, $8,000 for the Chair of the Executive Personnel and Compensation Committee, $5,000 for other committee Chairs). We pay members of the Auditing and Examining Committee (other than the Chair) an additional combined retainer of $7,500 to reflect the considerable demands of service on that committee.

Meeting Fees

We pay outside directors $1,500 for each day they attend a board meeting or certain business events approved by the Chairman of the Board, and for each committee meeting attended. These fees may be deferred just like annual retainers, if the director chooses. BAC reimburses directors for the expense of attending meetings.

Stock Ownership Guidelines

Our guidelines require outside directors to own $120,000 worth of BAC stock (three times the annual board retainer). Directors must own this much stock within five years of joining the board. Both common shares and stock units under the Deferred Compensation Plan count towards the requirement. All of our current outside directors are in compliance. Shirley Young, a nominee for director, must comply within five years after she is elected. We have similar guidelines for executive officers and certain other senior management officers. These officer guidelines are explained later in this proxy statement in the section titled "Executive Compensation, Benefits and Related Matters"-- "Report of the Executive Personnel and Compensation Committee"--"Stock Ownership Guidelines."

Retirement

Elimination of Directors' Retirement Plan

As part of our annual review of corporate governance, we decided to drop the directors retirement plan effective March 31, 1996. We did so because we thought that a pension plan for outside directors was not needed. Directors joining the board after March 31, 1996 receive no retirement payments. The directors in office when this change was made elected to have their accrued retirement benefits converted into stock units under the

Deferred Compensation Plan. We continue to pay benefits under the Plan to directors who retired before we eliminated the plan. These former directors with at least ten years of service (five years, for those who reached mandatory retirement age) get payments for ten years (or the number of years of service, whichever is less). The annual payment is generally equal to the annual board retainer from time to time in effect.

Mandatory Retirement Policy

Under board policy, outside directors may not stand for election after reaching age 70. An officer may not serve as a director after retirement from officer status, except for the CEO, who may continue to stand for election until reaching age 70.

Meeting Attendance

All directors attended 75% or more of the combined meetings of the BAC board and board committees on which they served during 1997. Directors also discharge their responsibilities throughout the year by personal meetings and telephone contact with other directors and management regarding the business and affairs of BAC.

HOW TO NOMINATE DIRECTORS OR RAISE BUSINESS AT SHAREHOLDERS' MEETINGS

BAC's bylaws contain the requirements that must be met before a shareholder may recommend someone as a director or raise business from the floor of a shareholders' meeting. The bylaws say that only a "shareholder of record" may make a nomination. This means you must hold shares in your own name rather than through a bank, broker or other person. You must also give our Corporate Secretary 90 to 120 days' prior notice of the nomination or business you intend to raise at the meeting. Send your notice to the address on page 2. To be considered at our 1998 meeting, the earliest date for receipt of notice was January 21, 1998 and the last day for receipt of notice was February 20, 1998. The bylaw requirements are in addition to any SEC requirements that pertain to your nomination or proposal. It is too late to submit notice of a floor proposal or nomination for this year's meeting. However, if you wish to submit a nomination or make a proposal from the floor of future shareholders' meetings, please obtain a copy of our bylaws from the Corporate Secretary and read the requirements so you can comply with them fully in future years. The notice of business you intend to raise at the meeting must include the following information: (1) a brief description of the business and the reasons behind it; (2) your name and address, as they appear on our records; (3) the class and number of shares of BAC stock which you own; (4) any material interest you have in the business you wish to raise; and (5) whether you will solicit your own proxies in support of your proposal. If you wish to submit a proposal to be included in our proxy statement for next year's annual meeting, see page 35.

Nominations

At any time if you wish to recommend that the Nominating Committee consider someone as a possible director candidate, please submit the name to the Corporate Secretary. She will submit your recommendations to our Nominating Committee. Your recommendation must include the following information about your candidate: (a) name, age, business and residence addresses; (b) principal occupation; (c) the class and number of shares of BAC stock owned directly or beneficially; (d) citizenship; and (e) the candidate's written consent to serve if elected. You must also tell us: (a) your name and address, as they appear on our books; (b) the class and number of shares of BAC stock which you own; and (c) whether you will solicit your own proxies in support of your candidate.

A candidate should be a leader in his or her field, have broad experience and sound business judgment, and be willing to attend directors' meetings. In selecting directors we generally seek a combination of active or former chief executive officers of major complex businesses, and leading academics and entrepreneurs, including women and minorities. The process of director selection is an ongoing one which involves many considerations, including company business strategy, current board size, upcoming retirements, the overall composition of the board, and the individual backgrounds of current and prospective directors.

             EXECUTIVE COMPENSATION, BENEFITS AND RELATED MATTERS

REPORT OF THE EXECUTIVE PERSONNEL AND COMPENSATION COMMITTEE

Composition and Responsibilities of the Committee

This is a report of the Executive Personnel and Compensation Committee. We are a committee of five directors, and our names appear at the end of this report on page 14. We are responsible for (1) establishing compensation programs for executive and other key senior management officers of BAC and its subsidiaries designed to attract, motivate and retain key senior management officers responsible for the success of the corporation as a whole, (2) administering and maintaining these programs in a manner that will benefit the long-term interests of BAC and its shareholders, and (3) determining the compensation of BAC's executive and other key senior management officers. We also advise on succession planning (including the selection of the chief executive officer) and the selection, development and performance of executive and other key senior management officers of BAC and its subsidiaries. The Board of Directors adopted our committee's charter. No member of our committee has ever served as an officer of BAC.

Compensation Philosophy and Objectives

We believe that compensation for our executive and other key senior management officers should be determined according to a competitive framework based on overall financial results, individual contributions, teamwork, and business unit results that help build value for BAC's shareholders. Within this overall philosophy, our specific objectives are to:

  . Align the financial interests of executive and other key senior management officers with those of shareholders by providing significant BAC equity-based long-term incentives.

  . Provide annual variable compensation awards that (1) take into account BAC's overall performance relative to corporate objectives and performance of the Peer Group described below and (2) are based on individual contributions, teamwork, and business unit results that help create value for BAC's shareholders.

  . Offer a total compensation program that takes into account the compensation practices and financial performance of the Peer Group.

  . Emphasize performance-based and equity-based compensation as officer level increases. In particular, as officer level increases, we (1) focus more on overall BAC performance, teamwork, individual contributions, and business unit results and less on Peer Group marketplace compensation comparisons, (2) emphasize variable, performance-based compensation versus fixed compensation, and (3) significantly increase the proportion of total compensation that is equity-based. As a result, higher level senior management officers have a greater proportion of total compensation at risk, meaning that payment will vary depending upon overall BAC performance, teamwork, and individual and business unit contributions.

The Peer Group is composed of companies that are among the 15 largest United States bank holding companies by asset size, including BAC. We select various groupings of these 15 companies as we believe appropriate for different compensation and financial performance comparisons. All 15 of these companies are included in the Standard & Poor's (S&P) Bank Composite Index, which is the performance peer group used for the shareholder return performance graph on page 15.

Compensation Components and Process

There are three major components of compensation for our executive and other key senior management officers: (1) base salary, (2) annual incentive awards and (3) long-term incentive awards.

We use subjective judgment in determining officer compensation levels for all of these components and take into account both qualitative and quantitative factors. We do not assign specific weights to these factors. Among the factors we consider are the recommendations of the chief executive officer regarding the compensation of our other key senior management officers. However, we make the final compensation decisions concerning these officers.

In making compensation decisions, we consider compensation practices and financial performance of the Peer Group, but we do not target total officer compensation or any component thereof to any particular point within, or outside, the range of Peer Group results. However, we believe that compensation at or near the 50th percentile of the Peer Group for base salaries and at or near the 75th percentile for total cash compensation and long-term incentive awards is a generally appropriate framework for our compensation decisions, provided BAC attains competitive performance objectives. We also review compensation data to obtain a perspective on what compensation levels are commensurate with BAC's size relative to the sizes of the Peer Group companies. Specific compensation for individual officers will vary from these percentiles and levels because we also consider subjective factors unrelated to compensation practices of, or the size of companies in, the Peer Group.

In addition, in 1997, we reviewed the compensation practices of a broader array of diversified financial and industrial firms to assess how BAC's compensation practices compared to those of U.S. corporations generally. We will periodically conduct similar reviews in the future for the same purpose.

In making compensation decisions, we also periodically receive assessments and advice regarding the compensation practices of BAC and other companies from independent compensation consultants.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a company of compensation in excess of $1,000,000 paid to any of its five most highly compensated executive officers. However, performance-based compensation under plans and programs approved by shareholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of "outside directors" (as defined for purposes of Section 162(m)). All of the members of our committee qualify as "outside directors."

In BAC's opinion, except as noted below, the full amount of compensation (1) paid under the Senior Management Incentive Plan and (2) resulting from the grant of options and stock appreciation rights under BAC stock plans continues to be deductible. All other forms of stock-based awards under BAC stock plans must meet the general requirements described in the previous paragraph in order to avoid the deduction limitations of Section 162(m).

While the tax impact of any compensation arrangement is one factor to be considered, we evaluate that impact in light of our overall compensation philosophy. Generally, we establish executive officer compensation programs under which the compensation will be deductible by BAC. However, sometimes we may award compensation that is not fully deductible if we determine that such award is consistent with our philosophy and in the best interests of BAC and its shareholders.

In BAC's opinion, the payouts of compensation for 1997 to executive officers are fully deductible by BAC, except as noted below.

In 1997, Eugene Lockhart, President, Global Retail Bank, received $897,877 in reportable compensation resulting from BAC's payment of Mr. Lockhart's relocation expenses. (For a discussion of Mr. Lockhart's relocation expenses, see footnote (3) of the Summary Compensation Table.) In addition, Mr. Lockhart was guaranteed a bonus of at least $1,500,000 for 1997 as part of the negotiated compensation package that was necessary to provide sufficient incentive to him to leave his executive position with MasterCard International and bring his considerable retail expertise to BAC to head the newly created Global Retail Bank. Because these compensation amounts were not performance-based, BAC may not deduct them to the extent they, combined with his salary and other compensation that is not performance-based under Section 162(m), exceeded $1,000,000 for 1997. Thus, for 1997, BAC may not deduct approximately $2,012,000 of Mr. Lockhart's compensation.

Michael Murray, President, Global Wholesale Bank, and Michael O'Neill, Vice Chairman, each held 16,000 impact share units (adjusted for the June 2, 1997 two-for-one stock split of BAC common stock) that vested in November, 1997. Each unit consisted of 0.6 of a share of restricted common stock of BAC and
0.4 of a cash-paid stock unit (a right to receive a cash payment equal to the fair market value of a share of BAC common stock on the vesting date). These units were awarded in November, 1994, before Mr. Murray and Mr. O'Neill became executive officers of BAC. Because the vesting of these units was not subject to performance-based conditions, BAC may not deduct the payout to either of these officers from the vesting of these units to the extent the payout, combined with the salary and other nonperformance-based compensation paid to each of these officers, exceeded $1,000,000 for 1997. Thus, for 1997, BAC may not deduct approximately $975,000 of Mr. Murray's compensation and approximately $843,000 of Mr. O'Neill's compensation.

In addition, because David Coulter, Chief Executive Officer, received $987,500 in base salary payments in 1997, his perquisites, which are nonperformance-based compensation, caused the $1,000,000 limit under Section 162(m) to be exceeded by approximately $16,000. Thus, for 1997, BAC may not deduct approximately that amount of Mr. Coulter's compensation.

Base Salary

In establishing base salaries for executive officers for 1997, we considered
(1) the reorganization of BAC's lines of business into two primary business groups, the Global Retail Bank and the Global Wholesale Bank, and the appointment of presidents for these two groups, (2) the increase and change in duties and responsibilities for certain executive officers as the result of the new organizational structure, (3) the significant scope of the duties and responsibilities of each officer's position, which is attributable in part to the diversity of BAC's lines of business, products and geographic base, (4) individual contributions and business unit results, (5) the increased experience level gained over the past year by those executive officers holding relatively new positions, (6) BAC's positive financial results, (7) our overall philosophy of paying executive officers according to a competitive framework, and (8) Peer Group compensation practices based on findings in competitive reviews performed in 1997 by an independent compensation consulting firm retained by BAC.

Annual Incentive Awards

The Senior Management Incentive Plan (SMIP) is the primary annual incentive award program for executive and other senior management officers. SMIP awards are paid in cash.

The SMIP contains a formula for calculating the maximum amount of annual incentive awards payable to executive officers and certain other senior management officers under the SMIP. The formula sets a fixed percentage of adjusted income before tax expense (pre-tax income) as the maximum aggregate annual SMIP incentive award amount available to be paid to executive officers (including those named in the Summary Compensation Table) and certain other senior management officers. The formula also limits the SMIP award amount payable to any one executive officer to 0.20% of pre-tax income. Under the formula, pre-tax income is adjusted to exclude the effects of extraordinary items and the cumulative effect of certain accounting changes.

This fixed percentage will decrease to the extent BAC's return on average stockholders' equity in any given year falls below the target level set forth in the SMIP. We do not have the authority to increase the percentage of pre-tax income available for aggregate or individual SMIP awards or to adjust the return on average stockholders' equity target level. We do, however, have discretion to grant SMIP awards which are less than the amounts permitted by the formula, based on quantitative and qualitative factors which we determine are appropriate. We exercised this discretion for the 1997 awards.

Long-Term Incentive Awards

1992 Management Stock Plan (MSP) Description, Process and Practice

The MSP authorizes us to make grants of stock options, stock appreciation rights, restricted stock, restricted stock equivalent units and other stock-based awards. Stock option awards under the MSP cannot be issued with an exercise price below the market price of BAC common stock at the time of the award, and the exercise price cannot be changed after the award is issued, except to accommodate stock splits or conversions which affect all shareholders. It has been our practice to grant stock options to both executive officers and other senior management officers. Until 1997, we generally granted stock-based awards on an annual basis. In 1997, however, officers in the top two levels of senior management received awards under the Performance Equity Program, which was approved at last year's Annual Meeting of Shareholders. The initial stock option grants under the Performance Equity Program had a grant value calculated to deliver three years' worth of competitive long-term compensation. Therefore, we do not currently expect to make additional grants under the MSP or the Performance Equity Program to the recipients of the initial grant before the year 2000, except to reward promotions. (See "Performance Equity Program" below.)

The aggregate number of shares that may be granted to all MSP participants in any one year is limited by the MSP to 1.5% of the number of shares of BAC common stock outstanding as of the end of the previous year, plus any shares available for issuance but remaining unissued from the previous year.

Performance Equity Program

(a) Overview

The Performance Equity Program became effective upon shareholder approval at the 1997 Annual Meeting.

In 1997, we granted stock options under the program to officers in the top two levels of senior management. All of the options granted under the program were premium price options. In previous years we granted market price options under the MSP to officers at these levels. Market price options have exercise prices equal to the average of the high and low sales prices of a share of BAC common stock on the grant date. Unlike a market price option, a premium price option requires BAC's common stock price to increase significantly to a specified threshold level, within a given time frame, before officers will have the right to exercise the option, and before officers will begin to obtain any financial benefit from the option. Therefore, officers will not realize a significant gain from exercising a premium price option unless BAC's stock price increases well above that threshold level.

Because we have granted significantly more options under the program than we would have granted if only market price options were used, officers have the opportunity to obtain significantly greater rewards for achieving well above average stock price growth. We have granted significantly more premium price options because of their higher exercise price and the associated greater risk of forfeiture.

(b) Program Objectives

The objectives of the Performance Equity Program are to:

  . Enhance shareholder value by tying senior management officers' long-term incentive compensation to significant increases in BAC's common stock price.

  . Attract key senior management officers of the highest quality by providing opportunities for greater long-term incentive awards and competitive total compensation in relation to the Peer Group.

  . Promote teamwork among senior management officers by establishing common performance goals.

(c) Table Illustrating Key Features of Initial Grant of Premium Price Options

The following table illustrates certain key features of the initial grant of premium price options under the Performance Equity Program, as described later in paragraphs (d) and (e):

                    INITIAL GRANT OF PREMIUM PRICE OPTIONS

----------------------------------------------------------------------------------
                  AVERAGE
               CLOSING PRICE
                   FOR 10                                            CUTOFF DATE
                TRADING DAYS  SHAREHOLDER                           FOR ACHIEVING
               BEFORE 2/3/97   APPROVAL    PREMIUM   EARLIEST DATE   STOCK PRICE
               BOARD APPROVAL     AND      EXERCISE  OPTIONS BECOME    EQUAL TO
 PART OF GRANT   DATE(/1/)    AWARD DATE  PRICE(/1/)  EXERCISABLE   EXERCISE PRICE
----------------------------------------------------------------------------------
 First             $54.04      05/22/97      $ 72      05/22/2000     05/22/2001
----------------------------------------------------------------------------------
 Second             54.04      05/22/97        81      05/22/2000     05/22/2003
----------------------------------------------------------------------------------
 Third              54.04      05/22/97       108      05/22/2000     05/22/2005
----------------------------------------------------------------------------------

(1) Adjusted for the June 2, 1997 two-for-one stock split of BAC common stock.

(d) Description of Initial Grant

In the initial grant, we granted to the seven officers in the top level of senior management, including the executive officers named in the Summary Compensation Table, 100% of the grant value of their awards in premium price options. We granted the approximately 40 officers in the next level of senior management 50% of the grant value of their awards in market price options and 50% in premium price options. We also granted limited stock appreciation rights in conjunction with the premium price options. (See (h) below.) We granted the market price options under the MSP. (See "Long-Term Incentive Awards--1992 Management Stock Plan (MSP) Description, Process and Practice" above.)

As noted earlier, for the initial grant we determined a total grant value calculated to deliver three years' worth of competitive long-term compensation. Therefore, we do not currently expect to make additional grants under the Performance Equity Program or the MSP to recipients of the initial grant for a three-year period after the May 22, 1997 grant date, except to reward promotions. Compared to spreading the grant value over three annual grants, we believe the single up-front grant provides greater incentive because it allows officers to benefit from appreciation over a base stock price on a larger number of shares.

(e) Description of Premium Price Options Awarded in Initial Grant

  1. Exercise Price

  Under the Performance Equity Program, we divided the initial grant of premium price options to each covered officer into three equal parts based on the grant value of those options as of February 3, 1997 (the date the Board of Directors approved the program). To determine the grant value, we used a variation of the Black-Scholes option pricing model. With respect to one-third of the grant value, the exercise price is $72, or 33 1/3% above the $54.04 average closing price of BAC common stock for the ten consecutive trading days immediately preceding February 3, 1997; with respect to another one-third of the grant value, the exercise price is $81, or 50% above that average closing price; and with respect to the final one-third of the grant value, the exercise price is $108, or 100% above that average closing price. In each case the exercise price was rounded down to the nearest whole dollar in accordance with program provisions.

  2. Exercisability

  Officers will have the right to exercise premium price options only if the BAC common stock price reaches the exercise price and is maintained at or above the exercise price for ten trading days out of twenty consecutive trading days within a specified period. For options with a $72 exercise price ($72 options), that period was four years from the grant date; for options with an $81 exercise price ($81 options), that period is six years from the grant date; and for options with a $108 exercise price ($108 options), that period is eight years from the grant date. Generally, however, officers cannot exercise any premium price option until May 22, 2000 (three years from the grant date), except under limited circumstances involving a change in control of BAC. During August and September, 1997, the BAC common stock price reached the $72 exercise price and was maintained at or above that level for the required period. Thus, beginning May 22, 2000, officers can exercise the $72 options.

  Even if the BAC common stock price fails to reach $81 within the six-year performance period or $108 within the eight-year performance period, we may, in our sole discretion, permit all or a portion of the $81 options or $108 options to become exercisable on or after the last day of the applicable performance period, but only if BAC's total shareholder return over the applicable performance period is at or above the 75th percentile performance level of the companies comprising the S&P Financial Index. In that case, however, the exercise prices for those options would remain $81 and $108. Therefore, officers would not realize significant gain from exercising those options unless BAC's stock price increased well above the $81 and $108 stock price thresholds.

(f) Market Price Options Awarded in Connection with Initial Grant

The market price options awarded under the MSP in connection with the initial grant under the Performance Equity Program will become exercisable in three equal installments on the first, second and third anniversaries of the grant date, provided the officer remains employed by BAC or one of its subsidiaries on the applicable anniversary date.

(g) Expiration of Options Awarded in Initial Grant

Premium price options and market price options generally expire ten years after the grant date, but they will expire sooner if an officer's employment terminates in certain situations. In addition, a premium price option expires if the BAC common stock price fails to reach the exercise price for the option by the applicable cutoff date, unless BAC's relative total shareholder return performance target is reached (see paragraph (e) 2 above) and we permit all or a portion of the option to become exercisable.

(h) Limited Stock Appreciation Rights (LSARs)

We granted LSARs in conjunction with the initial grant of premium price options. Officers will be able to exercise the LSARs only upon a change in control.

Each LSAR gives officers a right to receive payment equal to the amount by which the fair market value of a share of BAC common stock on the date of exercise exceeds the exercise price of the LSAR.

The exercise price of these LSARs is $57.375, which was the average of the high and low sales prices of a share of BAC common stock on the May 22, 1997 grant date of the premium price options.

At lower stock price levels, it is possible that officers could realize significantly less gain upon a change in control with premium price options than with market price options. This difference in gain could affect the impartiality of an officer who holds premium price options in considering a potential business combination. However, officers holding premium price options and LSARs will, upon a change in control, be able to exercise the LSARs and receive a cash payment equal in value to the gain that they would have received had market price options, with a comparable grant value to premium price options, been granted and exercised. Thus, LSARs help to ensure that officers who hold premium price options will be impartial in considering a potential business combination.

The exercise of an LSAR cancels the related premium price option (and vice versa).

(i) Authorized Shares

The board authorized up to 11,400,000 shares of common stock (adjusted for the June 2, 1997 two-for-one stock split) to be issued under the Performance Equity Program. Market price options issued under the MSP in connection with awards under the program are not counted against this number. The number of shares of common stock covered by the premium price options granted under the program was 10,876,250 at December 31, 1997. The total number of shares of common stock held at December 31, 1997 by all shareholders of BAC was 688,056,859.

(j) Factors in Determining Size of Initial Grant of Premium Price Options

In determining the size of the initial grant of premium price options under the Performance Equity Program, we considered the following factors: (1) the results of competitive reviews of long-term compensation and total compensation performed in 1997 by an independent consulting firm; (2) our objective to attain long-term incentive compensation levels we believe appropriate as compared to Peer Group compensation levels; (3) the increase and change in duties and responsibilities of certain senior management officers resulting from the reorganization of BAC's lines of business into two primary business groups, the Global Retail Bank and the Global Wholesale Bank;
(4) the objective to provide officers with three years' worth of competitive long-term compensation under the program and the likelihood that market values of long-term incentive compensation would increase over the three-year period following the grant date; and (5) past stock option awards. We also took into account the chief executive officer's option award recommendations for the other executive officers. With respect to Eugene Lockhart, who became president of the Global Retail Bank in May, 1997, we considered the commitments concerning long-term incentive compensation contained in the hiring agreement with Mr. Lockhart.

Further, in determining the value of the long-term incentive compensation to be provided through the option grants, we used a variation of the Black-Scholes option pricing model.

Stock Ownership Guidelines

We established stock ownership guidelines in 1994 for executive and certain other senior management officers as a way to better align the financial interests of these officers with those of shareholders. The shares of BAC common stock that are counted in determining compliance with the guidelines include shares held directly by officers, shares of restricted stock, shares held in the BAC 401(k) Investment Plan, and shares acquired through the dividend reinvestment feature of BAC's Shareholder Investment Plan. Shares obtainable in the future under unexercised options, as well as stock-based awards which derive their value from the value of BAC common stock but do not result in actual stock holdings, are not counted. We expected these officers to make continuing progress towards compliance with the guidelines during the three-year period that began on November 7, 1994 and generally expected them to comply with the guidelines by December 31, 1997. Executives appointed or promoted since the guidelines were established are generally expected to achieve the applicable level of ownership specified in the guidelines within three years from the date of appointment or promotion. The guidelines are:

  .  Chief Executive Officer: 5 times base salary.

  . Six other executive officers, including those other officers named in the Summary Compensation Table: 3 times base salary.

  . Certain other senior management officers (approximately 40 officers): 1 times base salary.

All officers subject to these guidelines, other than some of those appointed or promoted since the guidelines were established, have met these guidelines.

Chief Executive Officer Compensation

We took the following actions with respect to compensation for services rendered in 1997 by David Coulter as the Chairman of the Board and Chief Executive Officer of BAC. Effective February 1, 1997, we increased his annual base salary from $850,000 to $1,000,000. In January, 1998, we approved a cash incentive award to Mr. Coulter for 1997 of $4,250,000. This incentive compensation was awarded under the Senior Management Incentive Plan and, in BAC's opinion, is tax deductible by BAC. The 1997 annual incentive award constituted approximately 81% of Mr. Coulter's total salary and annual incentive compensation. On May 22, 1997, we also authorized a grant to Mr. Coulter of a long-term incentive award under the new BAC Performance Equity Program consisting solely of premium price options. (See "Long-Term Incentive Awards--Performance Equity Program" above.) The number of shares covered by these options is 1,941,500 (adjusted for the June 2, 1997 two-for-one stock split of BAC common stock).

The board ratified all of our decisions relating to Mr. Coulter's compensation.

In taking these actions with respect to Mr. Coulter's compensation, we examined the quantitative and qualitative factors set forth below and discussed with each of the other members of the board his or her evaluation of Mr. Coulter's performance based on such factors. We also considered the competitive reviews performed in 1997 by an independent compensation consulting firm. We increased Mr. Coulter's base salary in order to recognize his performance and bring his salary in line with market levels for chief executive officers of the largest bank holding companies in the Peer Group. We also took into account the factors considered in establishing base salary levels for executive officers (which we discussed earlier under "Base Salaries"). With respect to his long-term incentive award, we took into account the factors considered in determining the size of the initial grant of premium price options (which we discussed earlier under "Long-Term Incentive Awards--Performance Equity Program" (paragraph (j)).

In looking at quantitative factors, we reviewed BAC's 1997 financial results and compared them with those of the Peer Group and with BAC's financial results for 1996. We reviewed net income of $3.21 billion, an increase of 12% from 1996; earnings per share of $4.32, an increase of 18% from 1996; a return on average common equity of 16.69%, an increase of 169 basis points from 1996; a year-end BAC common stock closing price of $73, a 46% increase from 1996; total shareholder return for 1997 of 49.2%, ranking BAC second for 1997 among the ten largest United States bank holding companies by asset size; total shareholder return over 1996 and 1997 of 135.9%, the highest return of those ten companies over that two-year period; and other quantitative factors. We did not apply any specific quantitative formula which would assign weights to these performance measures or establish numerical targets for any given factor.

In addition to the above quantitative accomplishments, we considered the following accomplishments which are qualitative in nature. We recognized Mr. Coulter's success in reorganizing BAC's lines of business into two primary groups, the Global Retail Bank and the Global Wholesale Bank. We noted, too, his effective handling of transitions in the executive officer group and his promotion of teamwork within that group. We also took into account the people management process he is instituting, which serves as an excellent tool for developing his management team. In addition, we rated him highly on his interpersonal and communication skills in interacting with people at all levels, both within and outside the company, including the Board of Directors, employees, retirees, the media, government officials and regulators. We also considered his continued emphasis on and commitment to BAC's primary financial objective of maximizing shareholder value. We noted the shareholder value-oriented strategic management process he has developed to help carry out that objective. Relative to that objective, we recognized that Take Ownership!(TM) The BankAmerica Global Stock Option Program, which Mr. Coulter was instrumental in implementing in 1996, was expanded to cover virtually every employee around the world. The primary purposes of the program are (1) to motivate employees to act more like owners and take greater responsibility for the company's performance, thereby helping to increase shareholder value through greater teamwork and superior customer service, and (2) to give employees a stake in the company's success created through their efforts. In addition, we acknowledged the direction provided by Mr. Coulter in establishing a client focus initiative in an effort to make customer service a means of differentiating BAC from other competitors, which should, in turn, increase shareholder value.

We considered other qualitative factors, including Mr. Coulter's leadership with respect to BAC's continued strategic management of its capital through, among other activities, (1) the acquisition of Robertson Stephens & Company, an investment banking firm, in order to strengthen BAC's global financial services organization, (2) the formation of a strategic alliance with D.E. Shaw & Co., a private investment banking group, resulting in access by BAC's global corporate clients to an expanded range of equity-related products, (3) the sale of retail banking operations in Hawaii, (4) the sale of BAC's consumer finance subsidiary, Security Pacific Financial Services, Inc., (5) the decision to exit Midwest supermarket retail facilities, (6) the decision to sell BA Housing Services, through which the company conducts a manufactured housing lending business, and (7) the repurchase of 31.7 million shares of common stock in order to return excess capital to shareholders. We also considered his continued emphasis on effectively managing operating leverage, which is achieved when revenues increase significantly faster than expenses, and on prudently managing credit and operational risks. BAC's successful 1997 financial results, despite volatile market conditions in Asia in the fourth quarter, reflect disciplined risk management.

We also rated Mr. Coulter highly on his strategy for the future and vision for the company. We recognized, too, his ability to set priorities, such as the high priority given to ensuring BAC's readiness for handling the universal year 2000 computer problem. We also noted his growing favorable reputation and leadership in the industry. For example, he demonstrated leadership in promoting the payments business as critical to the banking industry and in advocating the development of strategies to enhance the competitive position of banks, relative to non-banks, in the payments business.

We also acknowledged Mr. Coulter's leadership in maintaining BAC's commitment to the environment, community reinvestment, high ethical standards and good citizenship, as the result of which the company received recognition from a number of organizations in 1997, including the following:

  . The Business Ethics magazine bestowed on BAC the Award for General Excellence in Ethics.

  . Franklin Research and Development Corp., an investment management and research firm specializing in socially responsible investing, honored Bank of America NT&SA, BAC's principal subsidiary, with an overall rating of excellent--the only major U.S. bank to be so recognized--and gave the bank an excellent rating in several key categories, including environment, employee relations and citizenship.

  . As it had also done in 1996, the Points of Light Foundation presented the company with an Award for Excellence in Corporate Community Service in recognition of the company's employee community volunteer programs.

  . The U.S. Environmental Protection Agency gave the company the Green Lights Partner of the Year Award for reduction of carbon dioxide emissions into the atmosphere.

  . The National Office Recycling Project's Grand Challenge Award and National Buying Recycled Leadership Award was given to the company for its conservation and recycling commitment.

The commitment to community reinvestment is also evidenced by the last Community Reinvestment Act (CRA) ratings received by BAC subsidiary bank units. All those units received "satisfactory" or better CRA ratings, with seven units having received "outstanding" CRA ratings, including Bank of America NT&SA. (Since the last CRA ratings, four of these bank units have been merged into Bank of America NT&SA.) The commitment to community reinvestment is further demonstrated by the company's new community lending goal of $140 billion over ten years.

We approved the compensation of BAC's other executive officers for 1997 following the principles and procedures outlined in this report.

                                          EXECUTIVE PERSONNEL
                                          AND COMPENSATION COMMITTEE

                                          Joseph Alibrandi
                                          Timm Crull
                                          Kathleen Feldstein
                                          Frank Hope, Jr.
                                          Michael Spence

SHAREHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on BAC common stock against the cumulative return on the S&P 500 Stock Index as well as the S&P Bank Composite Index for the five-year period from December 31, 1992 through December 31, 1997. The graph assumes that $100 was invested on December 31, 1992 in BAC common stock and in each of the indices, and that all dividends were reinvested quarterly.

          COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN
                 BAC COMMON STOCK, S&P 500, S&P BANK COMPOSITE
                            (YEAR-END DECEMBER 31)

                       [PERFORMANCE GRAPH APPEARS HERE]

                           TOTAL SHAREHOLDER RETURN

                                                          S&P   S&P BANK
       YEAR                                               500   COMPOSITE  BAC
       ----                                              ------ --------- ------
       1992............................................. 100.00  100.00   100.00
       1993............................................. 110.03  110.80   102.78
       1994............................................. 111.53  104.44    90.92
       1995............................................. 153.29  165.00   154.03
       1996............................................. 188.39  240.16   243.55
       1997............................................. 251.11  338.23   363.33

                          SUMMARY COMPENSATION TABLE


-----------------------------------------------------------------------------------------------------------
                                                                  LONG-TERM COMPENSATION
                              ANNUAL COMPENSATION                         AWARDS
                       ----------------------------------------------------------------------
                                                 OTHER
                                                 ANNUAL           RESTRICTED       SECURITIES
                                                COMPEN-             STOCK          UNDERLYING   ALL OTHER
       NAME AND              SALARY    BONUS     SATION            AWARD(S)       OPTIONS/SARS COMPENSATION
  PRINCIPAL POSITION   YEAR   ($)       ($)     ($)(/2/)      ($)(/4/)(/5/)(/6/)    (#)(/4/)     ($)(/7/)
-----------------------------------------------------------------------------------------------------------
  DAVID COULTER        1997 $987,500 $4,250,000    --                -0-           1,941,500     $439,589
  Chairman and Chief   1996  791,667  2,750,000    --                -0-             250,000      104,278
  Executive Officer    1995  530,985  1,250,000    --                -0-             250,000       64,049
-----------------------------------------------------------------------------------------------------------
  MICHAEL MURRAY       1997  725,000  1,850,000    --                -0-           1,019,300      204,089
  President, Global    1996  506,250  1,050,000    --                -0-              95,000       70,007
  Wholesale Bank       1995  418,750    850,000    --                 --(/5/)         95,000       50,938
-----------------------------------------------------------------------------------------------------------
  MICHAEL O'NEILL      1997  616,667  1,750,000    --                -0-             849,500      191,089
  Vice Chairman        1996  441,666  1,050,000    --                -0-             110,000       54,278
                       1995  308,333    600,000    --                -0-              80,000       35,417
-----------------------------------------------------------------------------------------------------------
  EUGENE LOCKHART      1997  560,227  1,750,000 $934,782(/3/)     $1,185,954(/6/)  1,382,654          -0-
  President, Global
  Retail Bank(/1/)
-----------------------------------------------------------------------------------------------------------
  MARTIN STEIN         1997  600,000  1,350,000    --                -0-             776,700      167,089
  Vice Chairman        1996  554,167  1,000,000    --                -0-             100,000       54,361
                       1995  457,917    750,000    --                -0-             100,000       46,317
-----------------------------------------------------------------------------------------------------------


(1) Mr. Lockhart became a BAC executive officer in 1997 and, in accordance with SEC regulations, we provide information regarding him for 1997 only.

(2) SEC regulations exclude from proxy reporting requirements perquisites and other personal benefits that (a) have a value below a specified threshold ($50,000 in the case of each of our named executive officers) or (b) are provided under a generally available, nondiscriminatory plan. In accordance with these regulations, we report "other annual compensation," consisting of perquisites, for Mr. Lockhart only.

(3) $897,877 of the "other annual compensation" amount relates to (a) the payment of expenses for Mr. Lockhart's relocation from Greenwich, Connecticut to San Francisco, California (including broker's fees and other closing costs associated with the sale of his Greenwich home, costs of moving household and office furniture and other property and the accompanying insurance costs, temporary housing expenses, house hunting expenses, and closing costs associated with the purchase of his San Francisco home) and (b) tax gross-up payments in respect of the compensation attributable to these relocation expenses. $36,905 of the "other annual compensation" amount consists of the other perquisites provided to Mr. Lockhart.

(4) Adjusted for the June 2, 1997 two-for-one stock split of BAC common stock.

(5) In 1996, the board's compensation committee did not award any restricted stock to our named executive officers. The committee also did not award any restricted stock to them in 1995 other than the restricted stock portion of 40,000 performance share units awarded to Mr. Murray under BAC's Performance Share Program, a long-term incentive program that the committee implemented in 1994. Each performance share unit consisted of
    0.6 of a share of BAC restricted common stock and 0.4 of a cash-paid stock unit (right to receive a cash payment equal to the fair market value of a share of BAC common stock on the vesting date). All of Mr. Murray's performance share units vested in February, 1996 when the BAC common stock price reached the applicable target price. (As permitted by SEC regulations, we reported the grant of the restricted stock portion of these units in a long-term incentive plan table, rather than in the restricted stock awards column of the Summary Compensation Table, in the 1996 BAC Proxy Statement relating to compensation for 1995.)

(6) Under the terms of the hiring agreement with Mr. Lockhart, the board's compensation committee granted 19,932 shares of restricted stock to Mr. Lockhart on May 5, 1997, Mr. Lockhart's first day of employment with BAC. The dollar value of the restricted stock was $1,185,954, based on the number of shares of restricted stock multiplied by $59.50, the closing price of BAC common stock on the May 5, 1997 grant date. On October 6, 1997, the committee, with Mr. Lockhart's consent, exchanged the restricted stock for restricted stock units on a one-for-one basis. The committee effected this exchange by cancelling the restricted stock award and replacing it with an award of restricted stock units representing the same number of shares and subject to the same vesting schedule. The restricted stock units vest as follows: 9,024 units on February 28, 1998; 3,198 units on March 23, 1998; 4,512 units on February 28, 1999; and 3,198 units on March 23, 1999. If certain events occur that affect Mr. Lockhart's executive position with BAC, as described later in "Contracts with Directors and Executive Officers--Eugene Lockhart," the restricted stock units would vest sooner. In any event, however, delivery of shares of BAC common stock in payment of the restricted stock units will be deferred until Mr. Lockhart's death, retirement or other termination of service with the company. While the restricted stock units are outstanding, each unit will be credited with a dollar amount equal to the dividends payable on a share of BAC common stock. These dividend equivalent amounts for the period before January 1, 1998 were paid to Mr. Lockhart in cash. All subsequent dividend equivalent amounts are converted into additional restricted stock units and are payable on the same deferred basis.

  The only restricted stock or restricted stock units held by our named executive officers as of December 31, 1997 were the 19,932 restricted stock units held by Mr. Lockhart. The dollar value of these restricted stock units on December 31, 1997 was $1,455,036, based on the 19,932 shares of BAC common stock represented by these units multiplied by $73, the closing price of BAC common stock on that date.

(7) The amounts shown consist of employer matching and pay-based credits under the BankAmerica 401(k) Investment Plan and the employer matching contribution amount under the BankAmerica Supplemental Retirement Plan, which provides additional benefits equal to the employer-provided benefits that plan participants do not receive under the BankAmerica 401(k) Investment Plan because of Internal Revenue Code limits.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

----------------------------------------------------------------------------------------------------
                                           INDIVIDUAL GRANTS
                   ------------------------------------------------------------------
                           NUMBER OF             % OF TOTAL
                           SECURITIES           OPTIONS/SARS                              GRANT
                           UNDERLYING            GRANTED TO    EXERCISE OR                 DATE
                          OPTIONS/SARS          EMPLOYEES IN   BASE PRICE  EXPIRATION    PRESENT
    NAME           GRANTED (#)(/1/)(/2/)(/3/) FISCAL YEAR(/4/) ($/SH)(/1/)    DATE    VALUE ($)(/5/)
----------------------------------------------------------------------------------------------------
                            527,100                 1.29%        $ 72.00   05/22/2007   $4,353,846
  David Coulter             561,500                 1.37%          81.00   05/22/2007    4,958,045
                            852,900                 2.09%         108.00   05/22/2007    6,243,228
----------------------------------------------------------------------------------------------------
                            276,700                 0.68%          72.00   05/22/2007    2,285,542
  Michael Murray            294,800                 0.72%          81.00   05/22/2007    2,603,084
                            447,800                 1.09%         108.00   05/22/2007    3,277,896
----------------------------------------------------------------------------------------------------
                            230,600                 0.56%          72.00   05/22/2007    1,904,756
  Michael O'Neill           245,700                 0.60%          81.00   05/22/2007    2,169,531
                            373,200                 0.91%         108.00   05/22/2007    2,731,824
----------------------------------------------------------------------------------------------------
                            276,700                 0.68%          72.00   05/22/2007    2,285,542
  Eugene Lockhart           294,800                 0.72%          81.00   05/22/2007    2,603,084
                            447,800                 1.09%         108.00   05/22/2007    3,277,896
                            363,354                 0.89%          59.25   05/05/2007    4,694,534
----------------------------------------------------------------------------------------------------
                            210,900                 0.52%          72.00   05/22/2007    1,742,034
  Martin Stein              224,600                 0.55%          81.00   05/22/2007    1,983,218
                            341,200                 0.83%         108.00   05/22/2007    2,497,584
----------------------------------------------------------------------------------------------------

(1) Adjusted for the June 2, 1997 two-for-one stock split of BAC common stock.

(2) On May 22, 1997, each of our named executive officers received a three-part grant of premium price options. (For a description of premium price options, see "Long-Term Incentive Awards--Performance Equity Program" in the Report of the Executive Personnel and Compensation Committee.) On May 5, 1997, Mr. Lockhart also received an award of market price options under the 1992 Management Stock Plan. These market price options have an exercise price of $59.25, which was the average of the high and low sales prices of a share of BAC common stock on the May 5, 1997 grant date. These market price options vest in five equal annual installments beginning on December 31, 1997 and ending on December 31, 2001.

(3) In conjunction with the grant of premium price options, our named executive officers received the following number of limited stock appreciation rights (LSARs): Mr. Coulter--719,898; Mr. Murray--377,948; Mr. O'Neill--314,990; Mr. Lockhart--377,948; and Mr. Stein--288,000. (For
    a description of LSARs, see "Long-Term Incentive Awards--Performance Equity Program" (paragraph (h)) in the Report of the Executive Personnel and Compensation Committee.)

(4) These percentages reflect a grant value calculated to deliver three years' worth of competitive long-term compensation. The board's compensation committee does not currently expect to make additional grants of options to recipients of the initial grant, including our named executive officers, for a three-year period after the May 22, 1997 grant date, except to reward promotions. (See "Long-Term Incentive Awards--Performance Equity Program" (paragraph (d)) in the Report of the Executive Personnel and Compensation Committee.)

(5) These stock options have value only as a result of appreciation in the price of BAC common stock, which benefits all shareholders. If, at the time of exercise, the price of BAC common stock is higher than the option exercise price, there will be a gain to the option holder.

    The estimated "grant date present values" of options granted in 1997 are based on a variation of the Black-Scholes option pricing model, a model that uses certain assumptions based on historical experience regarding variable factors such as stock price volatility and dividend yield. For each of the assumptions in (a) through (d) below, the first figure that appears refers to the market price options; the second refers to the premium price options with an exercise price of $72; the third refers to the premium price options with an exercise price of $81; and the fourth refers to the premium price options with an exercise price of $108. The assumptions are: (a) an expected option term of 4.3, 6.1, 6.6 and 7.6 years, respectively, which reflects expectations concerning employee turnover and projected exercise patterns;
    (b) a risk free interest rate of 6.48%, 6.65%, 6.67% and 6.77%, respectively, which reflects the zero coupon U.S. Treasury bond interest rate for the respective option terms; (c) a return volatility of 23.4%, 27.1%, 28.6% and 29.9%, respectively, which reflects the average historical monthly stock volatility for BAC over the respective option terms; and (d) a dividend yield of 3.09%, 3.08%, 3.15% and 3.17%, respectively, which reflects the average historical dividend yields for BAC over the respective option terms. With respect to the three-part grant of premium price options, the option values that resulted from the application of these assumptions were then adjusted to reflect the assumption that the probability of BAC common stock reaching the $72, $81 and $108 exercise prices within the specified performance period of four, six and eight years, respectively, was 80%, 91% and 94%, respectively. Although the probability of BAC common stock reaching the $72 stock price threshold was 80% under these assumptions, the stock price did in fact reach that threshold in the third quarter of 1997.

  There are many methods of attributing hypothetical value to options. An alternative to the Black-Scholes model is to determine future realizable values (in contrast to the "grant date present values" shown in the table), assuming a fixed annual rate of stock price appreciation over the term of the option. Using this alternative and assuming that BAC's common stock price appreciated at the rate of 5% per year, compounded annually over the 10-year term of the options, the aggregate gain accruing to the named executive officers would be approximately $13.5 million. Assuming the same rate of appreciation, the gain to all shareholders would be approximately $24.8 billion (based on 688,056,859 shares outstanding at December 31, 1997). If the common stock price appreciated at a 10% annual rate, total gain for the named executive officers would be approximately $312.6 million, compared with a gain of approximately $62.9 billion for all shareholders. Thus, using the 5% assumption, the other shareholders would realize 99.95% of the hypothetical gain and the named executive officers would realize 0.05% of that gain; while using the 10% assumption, the other shareholders would realize 99.5% of the hypothetical gain and the named executive officers would realize 0.5% of that gain.

  You should not consider the "grant date present values" shown in the table or the price appreciation figures in this footnote as predictions of future BAC stock prices.

            AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

------------------------------------------------------------------------------------------------------------
                                                        NUMBER OF                   VALUE OF
                                                        SECURITIES    NUMBER OF   UNEXERCISED    VALUE OF
                                                        UNDERLYING   SECURITIES     IN-THE-     UNEXERCISED
                                                       UNEXERCISED   UNDERLYING    MONEY(/2/)     IN-THE-
                                                       OPTIONS/SARS  UNEXERCISED  OPTIONS/SARS  MONEY(/2/)
                                                        AT FISCAL   OPTIONS/SARS   AT FISCAL   OPTIONS/SARS
                        SHARES                            YEAR-       AT FISCAL      YEAR-       AT FISCAL
                      ACQUIRED ON          VALUE       END(#)(/1/)   YEAR-END(#)  END($)(/1/)   YEAR-END($)
   NAME            EXERCISE (#)(/1/) REALIZED ($)(/1/) EXERCISABLE  UNEXERCISABLE EXERCISABLE  UNEXERCISABLE
------------------------------------------------------------------------------------------------------------
  David Coulter          20,000         $1,443,700       536,662      2,191,498   $25,190,286   $9,082,880
------------------------------------------------------------------------------------------------------------
  Michael Murray        103,908          4,697,518       603,254      1,112,632    35,220,178    3,393,740
------------------------------------------------------------------------------------------------------------
  Michael O'Neill        30,000          1,115,775       169,932        949,498     7,666,945    3,486,278
------------------------------------------------------------------------------------------------------------
  Eugene Lockhart         -0-               -0-           78,428      1,304,226     1,036,720    3,896,069
------------------------------------------------------------------------------------------------------------
  Martin Stein           79,999          3,280,854       224,584        876,698    11,157,797    3,679,003
------------------------------------------------------------------------------------------------------------

(1) Includes the value of dividend equivalent credits.

(2) In-the-money options are options for which the option exercise price was lower than the market price of BAC common stock on December 31, 1997. The market price (average of the high and low sales prices) of BAC common stock was $72.46875 on that date. The values in the last two columns have not been, and may never be, received by the officers. Actual gains, if any, on option exercises will depend on the value of BAC common stock on the exercise dates. Accordingly, there can be no assurance that the values shown in the last two columns will be realized.

PENSION PLANS

BAC provides pension benefits to executive officers under the BankAmerica Pension Plan, a "cash balance" defined benefit pension plan, and the BankAmerica Supplemental Retirement Plan. The Supplemental Retirement Plan provides additional benefits equal to the employer-provided benefits that plan participants do not receive under the BankAmerica Pension Plan because of Internal Revenue Code limits. Participants in the plans accrue benefits equal to 7% of qualified earnings in excess of one-half of the Social Security wage base each year. (Participants receive contributions to the BankAmerica 401(k) Investment Plan on qualified earnings up to one-half of the Social Security wage base each year.) Qualified earnings include salary and most cash incentive and bonus payments. Participants' benefits are adjusted each year by an interest factor. Employees who accrued benefits under benefit plans which were converted to the cash balance plan also receive transition benefits. Estimated annual retirement benefits under the BankAmerica Pension and Supplemental Retirement Plans for the BAC executive officers named below at age 65 are as follows:

                                      AMOUNT OF
                       YEAR REACHING    LEVEL
      NAME                AGE 65     ANNUITY(/1/)
     -----------------------------------------------
      David Coulter        2012        $810,153
     -----------------------------------------------
      Michael Murray       2009         558,501
     -----------------------------------------------
      Michael O'Neill      2011         442,746
     -----------------------------------------------
      Eugene Lockhart      2014         444,613
     -----------------------------------------------
      Martin Stein         2005         186,143(/2/)

(1) The estimated annual retirement benefits shown assume: (a) annual bonuses for all our named executive officers, except Mr. Lockhart, equal to the average percentage bonus (as a percentage of year-end salary) received for the last three years, and annual bonuses for Mr. Lockhart, who became a BAC employee in 1997, equal to his bonus for 1997; (b) a 5% interest factor; (c) retirement at age 65; and (d) no increase in current salary.

(2) This table does not include certain supplemental pension payments to which Mr. Stein is entitled. (See "Contracts with Executive Officers--Martin Stein" below.) The amount of such supplemental pension payments would increase the amount of the level annuity by $20,000.

CHANGE IN CONTROL ARRANGEMENTS

In August, 1995 and February, 1996, the BAC Board of Directors adopted amendments to the 1992 Management Stock Plan (MSP) and most of the other BAC stock plans providing that upon a "change in control" (as defined in the following paragraph) options would immediately vest and restricted stock would be immediately released. These amendments apply to all employees within the BAC organization who hold options and restricted stock, including the executive officers named in the Summary Compensation Table.

Generally, a "change in control" means any of the following:

  . The acquisition by a third party of 20% or more of the outstanding shares of BAC common stock.

  . A majority of the Board of Directors ceases to consist of the current board members or their nominees.

  . BAC shareholders own 70% or less of a newly-merged entity (except that for purposes of the acceleration of the vesting of options, or the release of restricted stock, awarded prior to February 5, 1996 under the MSP and most of the other BAC stock plans, the threshold is 80%).

  .  A complete liquidation or dissolution of BAC.

In February, 1996, the Board of Directors adopted a severance pay program which would be triggered by a change in control. As of the printing of this Proxy Statement, the program covers approximately 1,000 senior management officers, including the five executive officers named in the Summary Compensation Table and the two other executive officers in the top level of senior management. The program consists of (1) individual change in control agreements (Agreements) for these seven executive officers and approximately 40 other senior management officers and (2) a general change in control severance policy for all other covered officers.

The principal purposes of the severance pay program are as follows:

  . To help assure that senior management officers give impartial consideration to evaluating and negotiating a potential business combination which is in the best interest of BAC's shareholders, but which may result in the loss of, or reduction in, the executive's job.

  . To make BAC's plans more competitive with severance plans of other financial institutions and Fortune 500 industrial and service companies to facilitate BAC's ability to attract, retain and motivate talented senior management officers in a very uncertain, rapidly consolidating banking industry environment.

  . To provide security and ensure that key senior management officers are retained during critical negotiations prior to and throughout a change in control.

  . To avoid the legal expense and reduce the management time associated with contested terminations, to allow for better forecasts of amounts due to executives terminated after a change in control, and to provide for a general release of legal claims associated with such terminations.

The benefits under the Agreements are triggered if, within one year following a change in control, a covered officer's employment is terminated without cause or the covered officer resigns for good reason (e.g., due to a substantial reduction in the covered officer's responsibilities, an assignment of such officer to responsibilities substantially inconsistent with such officer's former responsibilities, or a job relocation of more than 35 miles). In addition, benefits under the Agreements would, under certain circumstances, be triggered if a covered officer's employment ends in anticipation of a change in control.

Each Agreement is effective for two years from the February 1, 1996 commencement date, and will automatically be extended for additional one-year periods unless BAC gives a termination notice prior to the first anniversary or any subsequent anniversary of the Agreement. BAC has not given any termination notice.

Severance benefits payable to officers covered by Agreements are determined by multiplying base salary and a bonus component by 3 in the case of the seven executive officers and by 2 in the case of the other officers (although a multiplier of up to 3 may be used for some senior management officers at the discretion of the chief executive officer). In addition, officers covered by Agreements are entitled to the following: a prorated bonus for the year of termination; a payment to compensate for the loss of employer contributions to medical and dental, long-term disability, life and accidental death and dismemberment insurance for the same number of years as the number used for the pay multiplier; a payment equal to the value, if any, of the covered officer's unvested benefits under BAC's retirement programs; outplacement assistance; and financial counseling services. The entitlement to severance benefits is, however, contingent upon the covered officers releasing all claims against BAC and its subsidiaries.

The general severance policy contains many of the same terms and conditions contained in the Agreements (such as the period in which the covered officers' employment must end to receive severance benefits, the definition of change in control and the requirement of a general release of claims by the covered officers). The general severance policy also contains provisions similar to those in the Agreements with respect to circumstances constituting termination for cause and resignation for good reason. The severance benefits payable under the severance policy are of the same nature as those payable under the Agreements, but the multiplier for severance pay is 1.5. Generally, BAC may cancel the severance policy prior to a change in control.

If a covered officer becomes subject to the 20% excise tax on excess parachute payments under Internal Revenue Code Section 4999, BAC will make an additional payment in an amount such that the officer will be in the same after-tax position as though the 20% excise tax had not been imposed.

CONTRACTS WITH DIRECTORS AND EXECUTIVE OFFICERS

Richard Rosenberg

Director Richard Rosenberg, formerly Chairman and Chief Executive Officer of BAC, was previously employed by Seafirst Corporation (Seafirst), a subsidiary of BAC that was merged into BAC. In 1987, when Mr. Rosenberg joined BAC, the company agreed to make certain supplemental pension payments to him as agreed to originally by Seafirst and Mr. Rosenberg on the date he joined Seafirst. Under the supplemental pension agreement, Mr. Rosenberg is entitled to payments based on those to which he would have been entitled under the terms of the pension plan and defined contribution plan of a former employer, as if he had remained employed by the former employer.

Martin Stein

In 1990, BAC agreed to make certain supplemental pension payments to Martin Stein, now a Vice Chairman of BAC, as agreed to originally by Mr. Stein and a former employer. Under the supplemental pension agreement, Mr. Stein is entitled to payments based on those to which he would have been entitled under the terms of a retirement plan of the former employer, as if he had remained employed by that employer. These payments are in addition to the estimated payments set forth earlier in the table under "Pension Plans."

Eugene Lockhart

Eugene Lockhart became BAC's President, Global Retail Bank on May 5, 1997. In order to provide Mr. Lockhart with sufficient incentive to leave his executive position with MasterCard International and bring his considerable retail experience to BAC, BAC agreed to provide Mr. Lockhart the following compensation package:

  .  Annual base salary of $850,000;

  .  A guaranteed minimum bonus of $1,500,000 for 1997;

  . An award of premium price options, which would be calculated to deliver three year's worth of competitive long-term compensation, having a minimum annualized value of $2,085,000 for the 1997 portion of the three-year award (for a discussion of the award of premium price options to senior management officers, see "Long-Term Incentive Awards-- Performance Equity Program" in the Report of the Executive Personnel and Compensation Committee);

  . As replacement for part of the value resulting from Mr. Lockhart's participation in the MasterCard International compensation programs, an award of 19,932 shares of restricted stock (adjusted for the June 2, 1997 two-for-one stock split of BAC common stock). The board's compensation committee, with Mr. Lockhart's consent, later exchanged this award for restricted stock units representing the same number of shares of BAC common stock and subject to the same vesting schedule (see footnote 6 of the Summary Compensation Table for a discussion of the vesting of the restricted stock units and the deferred delivery of shares of BAC common stock in payment of the restricted stock units);

  . As replacement for another part of the value resulting from Mr. Lockhart's participation in the MasterCard International compensation programs, an award of 363,354 market price options (adjusted for the two-for-one stock split), having an exercise price equal to the average of the high and low sales prices of a share of BAC common stock on the grant date, and vesting in five equal annual installments beginning on December 31, 1997 and ending on December 31, 2001; and

  .  Relocation benefits.

In addition, BAC agreed that if any of the following events occur within two years of Mr. Lockhart's date of hire, Mr. Lockhart would be entitled to (1) termination pay equal to the greater of (a) $5,000,000 or (b) 200% of his base salary plus his most recent annual bonus, and (2) full vesting of all of the restricted stock and stock options granted as replacement for the value resulting from Mr. Lockhart's participation in the MasterCard International compensation programs:

  . The board appoints a new chief executive officer and Mr. Lockhart is involuntarily terminated without cause;

  . Mr. Lockhart's responsibilities are reduced and he voluntarily terminates employment within one year after the reduction in responsibilities occurs; or

  . Mr. Lockhart's reporting relationship to the chief executive officer ends and he voluntarily terminates employment within one year of the change in that reporting relationship.

BANKING AND OTHER TRANSACTIONS

Directors and executive officers of BAC and their associates were customers of, and had ordinary business transactions with, BAC banks and subsidiaries during 1997 and additional transactions are expected. These transactions could include deposits, repurchase agreements, other usual money market transactions, letters of credit, loans and commitments. Extensions of credit by BAC banks and their subsidiaries to directors and executive officers and entities controlled by them are subject to limitations imposed by the Federal Reserve Board's Regulation O. Regulation O generally requires that such extensions of credit must be comparable in certain respects to terms prevailing for comparable transactions with unaffiliated persons having comparable credit and other characteristics. They must (1) be made on substantially the same terms (including interest rates and collateral) as, (2) follow credit underwriting procedures not less stringent than, and (3) not involve more than the normal risk of collectability or present other unfavorable features in comparison with, the comparable transactions. BAC believes that each such extension of credit by BAC banks and their subsidiaries, when made or renewed, complied with the requirements of Regulation O. From time to time loans are made to officers by a nonbank subsidiary not subject to Regulation O requirements. Such extensions of credit are generally made on terms not more favorable than those provided to other BAC employees under standard loan or relocation programs of the corporation. The percentage of BAC's stockholders' equity represented by all of these extensions of credit to directors and executive officers is not material and was less than 1% at December 31, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 1997, the following persons served on our Executive Compensation and Personnel Committee: Timm Crull (Chair), Joseph Alibrandi, Kathleen Feldstein, Frank Hope, Jr. and Michael Spence.

SEC rules require us to inform you of certain types of "interlocks" between BAC's executive officers and the companies where our directors are employed. During 1997:

  . none of BAC's executive officers served on the compensation committee (or another board committee with similar functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on BAC's Executive Personnel and Compensation Committee;

  . none of BAC's executive officers was a director of another entity, one of whose executive officers served on BAC's Executive Personnel and Compensation Committee; and

  . none of BAC's executive officers served on the compensation committee (or another board committee with similar functions or, in the absence of any such committee, the entire board of directors) of another entity one of whose executive officers served as a BAC director.

CERTAIN BUSINESS RELATIONSHIPS AND LEGAL PROCEEDINGS

In 1990, Mr. Bedford purchased approximately 28% of the outstanding stock of ICMPI, a real estate investment trust in New York City, and became its Chairman and a director. Before the acquisition, ICMPI's assets had been managed by an affiliated management company, ICMC (whose name was changed to Kingswood Realty Advisors, Inc.), and concurrently with the ICMPI acquisition Mr. Bedford acquired all of the stock of Kingswood. After the acquisition, Mr. Bedford planned to liquidate Kingswood and make ICMPI internally managed. When Mr. Bedford purchased Kingswood, he was not aware that it had entered into an expensive, long-term lease for a large amount of space in New York City. When the lease came to his attention, Mr. Bedford determined that, from a business perspective, the most efficient way of winding up Kingswood's affairs was to allow it to enter bankruptcy, rather than simply ceasing operations as had been planned. In June 1994, Kingswood filed a bankruptcy petition seeking protection from its creditors. The case was later converted into a liquidation action and was closed on February 21, 1996.

On August 31, 1993, Hope Design Group (Hope Design) filed a petition in the United States Bankruptcy Court for the Southern District of California for protection from its creditors under Chapter 7 of the Bankruptcy Code. The liquidation of the bankruptcy estate is ongoing. Mr. Hope was chairman and 50% shareholder of Hope Design through January 14, 1993. Prior to Hope Design's bankruptcy, Mr. Hope resigned as chairman and sold his equity interest in the corporation. He has not been active in the management of Hope Design since January, 1987.

BAC does not believe that these matters reflect in any material way on the integrity and competence of either Mr. Bedford or Mr. Hope, both of whom have served with distinction as directors of BAC and have made valuable contributions to the board. BAC had no relationship with Kingswood or Hope Design other than having Peter Bedford and Frank Hope as its directors.

Whittaker Corporation, of which Mr. Alibrandi is chairman, chief executive officer and president, entered into a syndicated credit agreement in May of 1996 for $170 million of which the Bank was one of several bank lenders. The Bank committed to lend $20 million but sold its commitment in early 1997. Whittaker Corporation was not in compliance with certain financial ratio covenants under the credit agreement during 1997 and obtained from the bank syndicate successive waivers of its obligations to comply with these provisions.

Mr. Bedford, a director of BAC and the Bank, serves as chairman and chief executive officer of Bedford Property Investors, Inc., a California-based real estate investment trust (BPI). As of December 31, 1997, Mr. Bedford beneficially owned less than 10% of BPI's capital. The Bank has a lending relationship with BPI and Mr. Bedford and the major terms of these relationships follow.

In September, 1995, the Bank entered into a $60,000,000 credit agreement with BPI, which is secured by a collateral pool of real properties, to finance BPI's real estate purchases. In June, 1996, the Bank increased the line of credit to $100,000,000. During 1996, the Bank entered into a syndication arrangement with certain other banks in connection with the line of credit with the Bank serving as agent for the bank syndicate. The availability of funds from which BPI may acquire new property was increased from $100 million to $150 million in June 1997; the terms also included an unsecured sub-limit.

In September 1997, the credit limit was increased to $175,000,000, $25,000,000 of which may be unsecured. As of December 31, 1997, the terms of this line of credit provided that, at the option of BPI, interest is paid to the Bank at either (1) the Reference Rate or (2) LIBOR plus 150 basis points (as both terms are defined in the second amended and restated credit agreement) for the secured portion of the facility; or (3) the Reference Rate plus 25 basis points or (4) LIBOR plus 175 basis points for the unsecured portion.

During 1997, BPI made principal payments to the Bank of $296,804,094 on its line of credit. During this same period, BPI made interest payments, and fee and other expense payments, to the Bank of $3,813,103 and $924,628, respectively. The amount outstanding on December 31, 1997 was $8,216,010.

The largest aggregate amount (principal, interest and all other charges) outstanding under this credit agreement from January 1997 to date was $118,989,409. As of December 31, 1997, there were no outstanding letters of credit.

In August, 1995, the Bank extended a personal line of credit to Mr. Bedford. As of December 31, 1997, the credit limit under this personal line was $4,000,000. The line of credit is unsecured, and provides for interest to be paid to the Bank at the Reference Rate plus 75 basis points, and a maturity date of August, 1998. As of December 31, 1997, the amount outstanding on the personal line of credit was $2,400,000. During 1997, total loan advances to Mr. Bedford were $3,530,000 and total principal payments to the Bank were $2,525,000. The largest aggregate amount (principal, interest and all other charges) outstanding under this credit agreement from January 1997 to date was approximately $2,653,567. During the same period, in connection with this credit arrangement with the Bank, Mr. Bedford made interest payments, and fee and other expense payments to the Bank of $193,684 and $0, respectively.

On December 17, 1997, BPI was the successful bidder for the purchase from the Bank of foreclosed real estate in Tempe, Arizona. The property consists of nine lots (a total of 5.5 acres) known as the Eaton Freeway Industrial Park. The Bank listed this property with an independent real estate brokerage firm in Phoenix. BPI was one of two parties which advised the brokerage firm of their interest in acquiring the property. The parties were asked to submit bids. The bid submitted by BPI--at $1,212,000--was the higher bid and was above the independently appraised value of the property.

On October 1, 1997, BAC acquired Robertson Stephens & Company Group, L.L.C. and Robertson, Stephens & Company, Inc. (collectively, "Robertson Stephens") in a cash transaction involving total payments of up to $540 million. In 1997, BPI paid approximately $1,594,243 to Robertson Stephens for investment banking services, most of which was paid prior to the acquisition. The Robertson Stephens division of BancAmerica Robertson Stephens, a securities brokerage and trading subsidiary of BAC, may provide additional such services to BPI in the future.

Mr. Robertson was chairman of Robertson Stephens at the time of the acquisition and had a substantial ownership interest in the firm. As contemplated by the acquisition transaction, Mr. Robertson became a director of BAC and chairman of the Robertson Stephens division of BancAmerica Robertson Stephens.

The transaction was structured so that a substantial portion of the total payments would be used for the retention of more than 60 key officers for up to four years after the company became part of BAC. In addition to an initial payment of $245 million to the managing directors, $225 million is to be paid as compensation over a three-year period to those managing directors who remain with the company. The remaining $70 million comprises a retention pool to be paid as compensation over a four-year period to certain managing directors, and other key employees who remain with the company.

Mr. Robertson is one of the individuals to be compensated over a three year period. He will receive base salary of at least $175,000 (his salary is currently $200,000) and an annual cash bonus of $4,825,000 for 1997 and 1998, in addition to being eligible for employee benefits. He also received $31,666,859 in 1997 as partial payment for his ownership interest in Robertson Stephens. He will receive additional payments of $225,000 in each of 1998, 1999 and 2000 and a retention bonus of approximately $9,508,666, plus 2% interest, for each of 1998, 1999 and 2000, which amounts are forfeitable if he leaves the company or is terminated under certain circumstances. If BAC terminates Mr. Robertson's employment other than for cause, or if he dies or becomes disabled, or if Mr. Robertson leaves voluntarily under certain circumstances, BAC would pay him prorated salary and bonus, and any deferred compensation and accrued interest. Mr. Robertson also would receive the greater of the discounted present value, or 1 1/2 times, his salary and bonus payable through December 31, 1998 plus any unpaid retention bonus.

Mr. Robertson is eligible to participate in private funds and partnerships established by Robertson Stephens prior to its acquisition by BAC and may receive a portion of the incentive fees relating to those funds and partnerships. He may be offered the opportunity to invest in private funds and partnerships established by Robertson Stephens after the acquisition. He may also receive a portion of the incentive fees relating to any private fund or partnership in which he has a management role. Mr. Robertson is also eligible to participate in savings and retirement plans, practices, policies and programs of Robertson Stephens, as well as welfare and other benefit plans.

Robertson Stephens performed securities trading and brokerage activities on behalf of BAC and its subsidiaries during 1997 for which it received commissions amounting to less than 5% of Robertson Stephens' consolidated revenues.

                            OWNERSHIP OF BAC STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Directors, Nominees and Executive Officers' Ownership of BAC Stock

The information we are providing below concerning beneficial ownership of BAC's stock by directors, nominees and executive officers is as of February 28, 1998. All our current directors comply with our stock ownership guidelines described earlier under "CORPORATE LEADERSHIP AND GOVERNANCE"--"Director Compensation, Stock Ownership Guidelines, Retirement and Meeting Attendance"-- "Stock Ownership Guidelines." Shirley Young, a director nominee, must comply with our stock ownership guidelines within five years of joining the board. Ownership guidelines for executive officers and senior management were described earlier under "Executive Compensation, Benefits and Related Matters"--"Report of the Executive Personnel and Compensation Committee"-- "Stock Ownership Guidelines."

The table shows common shares beneficially owned (i.e., shares over which the owner had sole or shared voting or investment power), plus (i) in the case of directors, restricted stock equivalent units, and (ii) in the case of David Coulter and the other executive officers, restricted stock, option shares and dividend equivalent credits, which the owner has the right to acquire within sixty days after February 28, 1998 by exercise of any option, warrant or right, through conversion of any security, or by automatic termination or power of revocation of a trust, discretionary or account or similar arrangement; or by the lapse of restrictions on restricted stock awards. No director or officer reported ownership of any BAC preferred stock. Each individual owns less than 1% of BAC common stock and each holds sole investment or voting power unless otherwise noted. All directors, nominees and executive officers as a group own less than 1% of BAC common stock. BAC believes no one person "controls" its management policies, but under Securities and Exchange Commission interpretations one or more of BAC's directors and executive officers could be presumed to be "control" persons:

     -----------------------------------------------------------------------
                                                         AGGREGATE NUMBER
                                                         OF COMMON SHARES
        NAME                                           BENEFICIALLY OWNED(1)
     -----------------------------------------------------------------------
      DIRECTORS AND NOMINEE:
     -----------------------------------------------------------------------
      Joseph Alibrandi                                          29,725
     -----------------------------------------------------------------------
      Peter Bedford(/2/)                                        17,833
     -----------------------------------------------------------------------
      Richard Clarke                                            11,260
     -----------------------------------------------------------------------
      David Coulter(/3/)                                       623,406
     -----------------------------------------------------------------------
      Timm Crull                                                24,987
     -----------------------------------------------------------------------
      Kathleen Feldstein(/4/)                                   17,367
     -----------------------------------------------------------------------
      Donald Guinn                                              23,116
     -----------------------------------------------------------------------
      Frank Hope, Jr.                                           16,243
     -----------------------------------------------------------------------
      Walter Massey                                              3,332
     -----------------------------------------------------------------------
      John Richman                                              21,935
     -----------------------------------------------------------------------
      Sanford Robertson                                          5,000
     -----------------------------------------------------------------------
      Richard Rosenberg                                        956,035
     -----------------------------------------------------------------------
      Michael Spence                                             7,026
     -----------------------------------------------------------------------
      Solomon Trujillo(/5/)                                      2,233
     -----------------------------------------------------------------------
      Shirley Young(/6/)                                             0
     -----------------------------------------------------------------------
      OTHER NAMED EXECUTIVE OFFICERS:
     -----------------------------------------------------------------------
      Eugene Lockhart(/3/)                                      98,445
     -----------------------------------------------------------------------
      Michael Murray(/3/)                                      691,184
     -----------------------------------------------------------------------
      Michael O'Neill(/3/)                                     216,735
     -----------------------------------------------------------------------
      Martin Stein(/3/)                                        251,178
     -----------------------------------------------------------------------
      ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP
       (21 PERSONS)(/7/)                                     3,584,104
     -----------------------------------------------------------------------

                                            (FOOTNOTES ARE LISTED ON NEXT PAGE)

(1) For directors other than Mr. Coulter, included in the amounts listed are each director's restricted stock equivalent units under the BAC Deferred Compensation Plan for Directors as follows: Mr. Alibrandi--17,248 units; Mr. Bedford--7,833 units; Mr. Clarke--5,745 units; Mr. Crull--17,139 units; Ms. Feldstein--7,367 units; Mr. Guinn--10,334 units; Mr. Hope-- 9,021 units; Mr. Massey--3,118 units; Mr. Richman--6,279 units; Mr. Robertson--0 units; Mr. Rosenberg--581 units; Mr. Spence--6,826 units; and Mr. Trujillo--1,733 units.
(2) Includes 4,000 shares which Mr. Bedford indirectly owns and as to which he disclaims beneficial ownership.
(3) Includes shares held by named executive officers as follows: Mr. Coulter-- 86,542 shares; Mr. Lockhart--85 shares; Mr. Murray--67,470 shares; Mr. O'Neill--17,600 shares; Mr. Stein--83,206 shares. Includes restricted stock, options and dividend equivalent credits (all of which the owner has the right to exercise within sixty days), respectively, held by named executive officers as follows: Mr. Coulter--0, 522,002 and 14,660 shares; Mr. Lockhart--19,932, 78,428 and 0 shares; Mr. Murray--0, 603,254 and 0 shares; Mr. O'Neill--0, 169,932 and 0 shares; Mr. Stein--0, 140,002 and 17,915 shares. Mr. Murray disclaims beneficial interest in 40,958 option shares included in his total shares held, which he transferred into an irrevocable trust for the benefit of certain immediate family members. Also, includes shares held through the BankAmerica 401(k) Investment Plan and cash equivalent units of BAC common stock held through the BankAmerica Deferred Compensation Plan as follows: Mr. Coulter--202 shares and 0 units; Mr. Lockhart--0 shares and 0 units; Mr. Murray--19,681 shares and 779 units; Mr. O'Neill--10,770 shares and 18,433 units; Mr. Stein--1,732 shares and 8,324 units.
(4) Includes 2,000 shares which Ms. Feldstein indirectly owns and as to which she disclaims beneficial ownership.
(5)  Mr. Trujillo purchased an additional 500 shares on March 11, 1998.
(6) Ms. Young is standing for election for the first time. She will be required to comply with BAC's stock ownership guidelines within five years after she is elected.
(7)  Less than 1% of BAC common stock.

Certain Beneficial Owners of BAC Stock

Based on a Schedule 13G filing as of December 31, 1997, FMR Corp. and certain of its affiliates, 82 Devonshire Street, Boston, Massachusetts 02109, reported beneficial ownership of 47,914,213 shares of BAC common stock or 6.91% of shares outstanding. FMR Corp. reported that it had sole power to vote or direct the vote with respect to 3,562,735 of such shares and sole power to dispose or to direct the disposition with respect to 47,914,213 of such shares as of December 31, 1997. FMR Corp. reported no shared voting or investment powers. BAC knows of no other person who beneficially owned more than five percent of any class of BAC's voting securities as of March 1, 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires BAC's officers and directors, and persons who own more than ten percent of a registered class of BAC's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish BAC with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that all required forms were filed, BAC believes that, during 1997, its officers and directors complied with all applicable Section 16 filing requirements, except as noted below.

In November 1996, BAC implemented Take Ownership!(TM) The BankAmerica Global Stock Option Program, which covers virtually all employees, including Raymond Peters, Executive Vice President and Treasurer of BAC, and John Higgins, Executive Vice President, Controller and Chief Accounting Officer of BAC. Records of the Take Ownership! option grants are maintained by an outside firm rather than by the unit within the company that keeps records concerning option grants under the BAC 1992 Management Stock Plan and the BAC Performance Equity Program. In November, 1996, BAC granted a Take Ownership! option to each of Mr. Peters and Mr. Higgins for 180 shares (adjusted for the June 2, 1997 two-for-one stock split of BAC common stock). The grant should have been reported in February, 1997. However, because the grant was not included in the internal unit's records, it was inadvertently reported late for each of these officers.

In addition, in February 1997, Michael Rossi (who later that year resigned as a Vice Chairman of BAC) timely filed a Section 16 report regarding certain transactions. However, the report inadvertently did not include the sale in January, 1997 by a trust created by Mr. Rossi, and for which he serves as a co-trustee, of 94,960 shares of BAC common stock (adjusted for the two-for-one stock split). However, under SEC regulations, the stock held by the trust was attributed to Mr. Rossi and the sale by the trust was required to be reported by him in February, 1997. Mr. Rossi filed an amended Section 16 report in March, 1997 to report the sale.

                    MATTERS TO BE CONSIDERED AT THE MEETING

BOARD PROPOSALS

ITEM NO. 1: Election of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED IN THIS
PROPOSAL

We have nominated the slate of directors set forth below. Each of the nominees except for Shirley Young currently serves as a director and was elected by the shareholders at the 1997 Annual Meeting. Persons elected at the 1998 meeting will hold office until the 1999 Annual Meeting of Shareholders or until earlier retirement, resignation or removal. If any nominee is unable to serve, we may recommend that the persons holding your proxies vote for the election of substitutes whom we will select. Or, we may simply reduce the number of directors to be elected:

                                       JOSEPH ALIBRANDI

                Chairman of the board, chief executive officer and president
[PHOTO] of Whittaker Corporation, which manufactures aerospace and communications products. He became chairman in 1985, was CEO from 1974 until 1994 and then resumed that title in September 1996 at which time he also was named president. In October 1991, he assumed the additional post of chairman of BioWhittaker, Inc., a manufacturer of biotechnology products and a former subsidiary of Whittaker Corporation, and relinquished that title in October of 1997. Mr. Alibrandi also became chairman, chief executive officer and president of NewMed Corporation in September of 1996. He is a director of Burlington Northern Santa Fe Corporation, Catellus Development Corporation and Jacobs Engineering Group, Inc. Mr. Alibrandi is a CEO of a complex business. He has aerospace and communications experience and has a technology orientation. He also brings general business management experience. Mr. Alibrandi is 69. He has been a director since 1992. (He was a director of Security Pacific from 1981 until its merger with BAC in 1992.)

                                         PETER BEDFORD

                Mr. Bedford is chairman of the board and chief executive
[PHOTO] officer of Bedford Property Investors, Inc., a California-based real estate investment trust. He is also the president of Bedford Properties Holdings, Ltd., a California-based real estate development and investment firm he founded in 1962. He is also a director of the Bixby Ranch Company. Mr. Bedford brings an entrepreneur's experience to the board. He has knowledge of real estate and management experience in running a middle market company. He also brings the viewpoint of a customer to the board. Mr. Bedford is 59. He has been a director since 1987.

                                        RICHARD CLARKE

                Mr. Clarke is retired chairman of the board and chief
[PHOTO] executive officer of Pacific Gas and Electric Company (PG&E), a San Francisco-based utility company. He assumed that post in 1986 after being named a director of PG&E in 1985. He served as chairman and chief executive officer of PG&E from 1986 until 1994 and as chairman from 1994 until retiring in 1995. Mr. Clarke is a director of CNF Transportation, Inc. PG&E and Potlatch Corporation. Mr. Clarke brings experience in running a complex gas and electric business. He is familiar with deregulation opportunities and challenges. Mr. Clarke is known for his work on environmental issues and brings a knowledge of public policy and social issues which BAC experiences in the communities it serves. Mr. Clarke is 67. He has been a director since 1990.

                                         DAVID COULTER

                Mr. Coulter became chief executive officer of BAC and Bank of
[PHOTO] America in January, 1996, and was named chairman of the board at the conclusion of the May 1996 Shareholders Meeting. He became president of BAC and the Bank in August, 1995, and a director in October 1995. Immediately prior to his appointment as president, Mr. Coulter was vice chairman of BAC and the Bank and his responsibilities encompassed the U.S. Corporate and International Banking Groups, which provided a wide array of financial services to large domestic and foreign institutions. Mr. Coulter is a director of PG&E. He brings his skills in developing people, his knowledge of the company and the financial services industry, as well as his personal experiences and interest in economic development. Mr. Coulter draws on the diverse talents of individual board members to help forge a consensus on strategic direction for the company. Mr. Coulter is 50. He has been a director since 1995.

                                          TIMM CRULL

[PHOTO] Mr. Crull served as chairman and chief executive officer of Nestle USA, Inc., a processor of food and related products, from January 1992 until December 1994. Mr. Crull had previously served since 1985 as president and chief executive officer of Carnation Company, a Nestle subsidiary. He is a director of Beringer Wine Estates Holdings, Inc., Dreyer's Grand Ice Cream, Inc. and Smart & Final Inc. Mr. Crull brings operating experience in running a major complex business which was part of an international conglomerate. He has strong knowledge of U.S. and international marketing and of the packaged goods business. Mr. Crull is 67. He has been a director of BAC since 1992. (He was a director of Security Pacific from 1984 until its merger with BAC in 1992.)

                                      KATHLEEN FELDSTEIN

                Dr. Feldstein is president of Economics Studies, Inc., a
[PHOTO] Massachusetts-based private consulting firm. Her newspaper columns on economic affairs, written with her husband, Martin Feldstein, appear regularly in newspapers in the United States and abroad. She is a director of Conrail Corporation, Digital Equipment Corporation and Ionics, Incorporated. Dr. Feldstein brings her knowledge of the overall economy and macroeconomic policy to the board. Her diverse board experiences in the transportation and technology industries, also provide helpful perspective. Dr. Feldstein is 57. She has been a director since 1987.

                                         DONALD GUINN

                Mr. Guinn was chairman of the board and chief executive officer of Pacific Telesis Group, a telecommunications holding
[PHOTO] company, until his retirement in 1988. He is a director of The Dial Corporation, and Pacific Mutual Holding Company and its affiliates Pacific Life Corp. and Pacific Life Insurance Company. Mr. Guinn brings to the board his experience as a CEO of a major, regulated public company. He also has strong knowledge of the telecommunications industry. His service on other boards also provides a useful perspective. Mr. Guinn is
                65. He has been a director of BAC since 1992. (He was a director of Security Pacific from 1984 until its merger with BAC in 1992.)

                                        FRANK HOPE, JR.

                Mr. Hope was chairman of Hope Design Group, an architectural
[PHOTO] and engineering firm, until 1993. He joined that firm in 1955 and was named chairman in 1964. Mr. Hope shares his experience as an entrepreneur in the real estate development area. His firm had both domestic and international experience. His many public service experiences also provide useful perspective. Mr. Hope is 67. He has been a director of BAC since 1992. (He was a director of Security Pacific from 1984 until its merger with BAC in 1992.)

                                         WALTER MASSEY

                In 1995, Dr. Massey became president of Morehouse College.
[PHOTO] Before joining Morehouse, he was provost and senior vice president for academic affairs at the University of California, a post he had held since 1993. Dr. Massey joined the University of California after serving for two years as director of the National Science Foundation, a federal agency that supports research and education in mathematics, science and engineering. He is a director of Amoco Corporation and Motorola Inc. Dr. Massey has experience in the scientific and technical area. He has acquired broad-based board experience and he has extensive knowledge of government through his federal posts. He brings knowledge of the energy and telecommunications areas, higher education and issues affecting minorities. Dr. Massey is 59. He has been a director since 1993.

                                       SANFORD ROBERTSON

                Mr. Robertson became chairman of the Robertson Stephens
[PHOTO] division of BancAmerica Robertson Stephens, a securities brokerage and trading subsidiary of BAC, on October 1, 1997. He was a founding partner of Robertson Stephens & Company (RS&Co.), and had served as chairman of that firm since 1995. Mr. Robertson was elected a director of BAC on October 1, 1997, as contemplated in connection with the acquisition of RS& Co. by BAC. He brings a knowledge of the equity markets and the technology and healthcare industries. He is a director of Technet, a California-based bipartisan political organization formed to encourage the development of public and private policy to assist technology enterprises, their employees and the communities in which they operate. Mr. Robertson is 66. As noted above, he joined the board in 1997.

                                       RICHARD ROSENBERG

                Before his retirement in May 1996, Mr. Rosenberg served as
[PHOTO] chairman of BAC and Bank of America, a position he assumed in 1990. He held the position of CEO from 1990 until December 31, 1995. He held the position of president of BAC and the Bank from February, 1990 to April, 1992, and from October, 1992 until August of 1995. Mr. Rosenberg is a director of Airborne Freight Corporation, Northrop Grumman Corporation, Pacific Life Insurance Company, Potlatch Corporation and SBC Communications. As retired CEO of BAC, Mr. Rosenberg brings an in-depth understanding of virtually all of the complex business issues that affect the company. In addition, outside board experience has given him extensive knowledge of a number of fields important to BAC. Mr. Rosenberg is 67. He has been a director since 1987.

                                        MICHAEL SPENCE

                Dr. Spence became dean of the graduate school of business at
[PHOTO] Stanford University in 1990. Before joining Stanford, he was professor of Economics and Business Administration and dean of the Faculty of Arts and Sciences at Harvard University. Dr. Spence is a director of General Mills Company, NIKE, Inc., Siebel Systems, Inc. and Sun Microsystems Inc. Dr. Spence sees a broad spectrum of business practice as dean of a business school. He has broad knowledge of information technology and of the technical aspects of finance. Dr. Spence is 54. He has been a director since 1990.

                                       SOLOMON TRUJILLO

                Mr. Trujillo became president and chief executive officer of
[PHOTO] USWest Communications Group, a provider of telecommunications services, in 1995. He held the position of president and chief executive officer of USWest Marketing Resources Group from 1992 to 1995. He is a director of Dayton Hudson Corporation. Mr. Trujillo is CEO of a major complex telecommunications company. He brings general management experience as well as knowledge of marketing and technology and issues related to the rapid market changes that are occurring in American industry. His Hispanic background also provides a useful perspective. Mr. Trujillo is 46. He joined the board in 1996.

Nominee Standing for Election for the First Time

                                         SHIRLEY YOUNG

                Ms. Young has served as Vice President of General Motors
[PHOTO] Corporation since 1988. From 1988 to 1996 her responsibilities encompassed Consumer Market Development primarily in the North Asia market. Her present responsibilities cover China Strategic Development and Counselling for Asia Pacific. Ms. Young is a director of Bell Atlantic Corporation and The Bombay Company and is a Consultant Director of the Dayton Hudson Corporation. She brings to the board a detailed knowledge of the Pacific Rim market, one of BAC's most important areas of focus for future growth, as well as knowledge of the modern consumer's interests and commercial preferences. Her Asian background also provides a useful perspective. Ms. Young is 62.

ITEM NO. 2: Ratification of Appointment of Ernst & Young LLP as Independent
            Auditors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL

We have appointed Ernst & Young LLP, Certified Public Accountants, as independent auditors for 1998. This firm or its predecessors have been our auditors since 1970. The Auditing and Examining Committee recommended the appointment, which is subject to shareholder ratification. The firm has also provided other audit services (including reviewing financial statements and related information in registration statements and SEC filings, and conducting limited reviews of financial statements and related information in quarterly reports to shareholders and the SEC).

If the selection of Ernst & Young is not ratified by the shareholders, the Auditing and Examining Committee will seek other independent auditors. Because of the difficulty and expense of making any change in independent auditors so long after the beginning of the current year, we probably would allow the appointment to stand for 1998 unless we found other good reason to make a change sooner.

Representatives of Ernst & Young will be present at the Annual Meeting and available to answer appropriate questions.

                   VOTING BY PROXY AND VOTING AT THE MEETING

General Information About Voting

Except for Item No. 1, under BAC's Certificate of Incorporation and bylaws, the affirmative vote of a simple majority of the shares present or represented by proxy is required to approve any matter. Abstentions are counted in determining the total number of votes present (or represented). While not counted as votes for or against a proposal, abstentions have the same effect as votes against a proposal. If a broker or other nominee holding shares for a beneficial owner does not vote on a proposal (broker non-votes), the shares will not be counted in determining the number of votes present (or represented). On Item No. 1 (Election of Directors), shareholders can either withhold authority to vote for all nominees or just for certain nominees. Shares that are withheld and broker non-votes will have no effect on the outcome of the election of directors because directors are elected by a "plurality" of the shares voted. "Plurality" means that the nominees with the largest number of votes are elected, up to the maximum number of directors to be chosen.

Who Can Vote

Shareholders of record who own shares of BAC common stock on March 23, 1998, at 5:00 p.m. (Pacific Time) are entitled to vote at the Meeting. As of February 28, 1998, BAC had 682,985,923 common shares outstanding and entitled to vote. A report of the votes on matters considered at the meeting will be included in BAC's quarterly report on Form 10-Q for the second quarter of 1998.

Voting by Proxy

If you return the enclosed proxy properly executed or submit a proxy in any of the various ways we describe below, and do not revoke your proxy, it will be voted according to your instructions. If you return a signed proxy but do not specify how you want your proxy voted on an item, your shares will be voted on that item in accordance with the board's recommendations (except as we explain later for participants in the BankAmerica 401(k) Investment Plan). The proxy card and use of telephone or Intranet authorization procedures give authority to the proxy holders to vote your shares in their discretion on any other matter that may be presented at the meeting. Your proxy also governs the voting of shares held for your account under BAC's Shareholder Investment Plan.

Telephone Proxies--An Additional Voting Choice

We permit shareholders of record to use a toll-free telephone line to authorize the proxyholders to vote their shares. The telephone procedures are designed to authenticate shareholders' identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. BAC has been advised by counsel that these procedures comply with Delaware law. We explain the specific instructions to be followed by any shareholder of record interested in using telephone voting on the enclosed proxy card. Our telephone procedures are not available to shareholders who own shares in "street name" through a broker or in certain limited instances as described below for participants in the BankAmerica 401(k) Investment Plan.

Intranet Voting

We have established an Intranet voting procedure for use by BAC employees who hold common shares registered in their own name, restricted shares awarded but not yet vested, or shares held in employees' 401(k) Investment Plan account. Employees may use Intranet voting if they have access to the BAC Intranet and as long as they registered online between January 12 and February 20, 1998. Those who registered by February 20 will not be mailed a proxy card or proxy statement. However, an electronic version of the proxy statement can be viewed and printed from the Intranet. An employee may also request a printed copy of the proxy statement. Voting begins March 23 and ends May 19, 1998. We will remind employees in the BankAmerican newsletter when they may begin to vote online. Only employees who registered by February 20 may vote online. Participants in the 401(k) Investment Plan who wish to have their plan shares voted differently than their shares held directly must do so by mail and may not use Intranet voting. BAC has been advised by counsel that these procedures comply with Delaware law.

Voting and the BankAmerica 401(k) Investment Plan

If you are a participant in the BankAmerica 401(k) Investment Plan, you may submit a proxy card (or use the Intranet or telephone proxy) to give voting instructions to the Plan trustee, if you have BAC common stock in your Plan account. If you hold shares directly in your name alone and have shares in your Plan account too, your voting choices apply to both. If you wish to have your plan shares voted differently than your shares held directly, you must say so on your proxy card. In that case, you can't use the telephone proxy procedure or the Intranet voting procedures to give or revoke a proxy.

The Plan trustee will vote only those shares for which voting instructions are received. If you have questions about your instructions to the trustee or about your Plan shares, contact Business Retirement Programs, Unit #9260, 315 Montgomery Street, Mezzanine Level, San Francisco, California 94104, 415/622-3237.

How to Revoke a Proxy

If you want to revoke your proxy write to BAC's Corporate Secretary advising us that you wish to do so. Use the address on page 2. Also, if you submit another proxy, the later dated proxy will revoke the prior one. You may also revoke a proxy through the telephone and Intranet proxy procedures discussed previously. In all cases, the latest dated proxy revokes an earlier dated proxy, regardless of which method you use (mail, telephone or Intranet) to give or revoke a proxy, or if you used different methods to give and revoke your proxy. You may also revoke a previously granted proxy by attending the meeting and voting by ballot.

Confidential Voting

We have put in place procedures to maintain confidentiality of votes. We use a single proxy card for all shareholder voting, including voting by participants in the 401(k) Investment Plan. To protect the confidentiality of votes, we direct the stock transfer agent to restrict BAC's access to proxy cards, ballots and certain records relating to telephone and Intranet proxies and to report voting results to BAC and the Plan trustee only in the aggregate.

For non-employees, confidentiality applies except in proxy contests, tender offers and other change of control situations.

For employee shareholders who participate in the 401(k) Investment Plan, confidentiality applies in all cases. Because we use a single card we do not differentiate between Plan shareholders and non-Plan shareholders and confidentiality procedures will apply to all employee shareholdings voted on the card. However, some employees may hold shares jointly with others or in trust name. These shares are voted on separate proxy cards and covered by the same confidentiality procedures as those that apply to non-employee shareholders.

                                 OTHER MATTERS

OTHER BUSINESS FOR MEETING

By signing the enclosed proxy card or by using the other proxy procedures we describe, you are authorizing the proxyholders to vote your shares on your behalf. This authority includes discretionary authority to vote your shares in accordance with the proxyholders' judgment with respect to all matters which properly come before the meeting in addition to the matters listed on the proxy card. The proxyholders intend to vote proxies in their discretion and in accordance with their best judgment on any other matters that arise.

The board knows of no matters to be presented for action at the meeting other than items listed on the proxy card except as indicated later in this paragraph. Two shareholders submitted proposals which were not included in this proxy statement because they did not meet the requirements of the SEC's proxy rules. One requested that directors be compensated in BAC stock, and the other requested that increases in director compensation be tied to the rate of increase in dividends. We have asked the proxyholders to vote "AGAINST" them if either is raised at the meeting. Also, a shareholder has advised us that he intends to raise three proposals at the meeting having to do with supporting the Board's recent decision to increase the dividend, seeking a report on BAC's exposure in Southeast Asia, and limiting the number of other directorships that BAC board members may have. Should any of these proposals be raised at the meeting, the proxyholders presently intend to vote "AGAINST" them.

PROXY SOLICITATION

BAC is paying the cost of proxy solicitation. We have hired the proxy soliciting firm D.F. King & Co., Inc. to help solicit proxies. D. F. King will charge BAC about $15,000, plus out-of-pocket expenses. BAC will reimburse banks, brokers and other nominees for their expenses in distributing our proxy materials to their clients. Directors, officers and regular employees of BAC and its subsidiaries may also solicit proxies by telephone, electronic means, or in person but they won't be paid extra for doing so.

ANNUAL REPORT ON FORM 10-K AND ANNUAL REPORT TO SHAREHOLDERS

You are welcome to a free copy of our 1997 Annual Report on Form 10-K (including any financial statements and schedules and a list of exhibits) by writing to the address listed on page 2.

The 10-K exhibits are available too, if you reimburse us for photocopying. Each person who receives this proxy statement is also receiving a copy of BAC's 1997 Annual Report to Shareholders.

These documents are also available online at http://www.bankamerica.com.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 1999 MEETING

If you wish to submit a shareholder proposal for inclusion in next year's Proxy Statement we must receive your proposal on or before November 23, 1998. Proposals should be mailed to us at the address listed on page 2. We will tell you whether we intend to include the proposal.

Dated: March 23, 1998

                                          By Order of the Board of Directors

                                          /s/ Cheryl Sorokin

                                          Cheryl Sorokin
                                          Executive Vice President and
                                           Secretary

                                                NOTICE TO SHAREHOLDERS

                                                Keep current on BAC online on
                                                the Internet. Visit our home
                                                page on the World Wide Web
                                                http://www.bankamerica.com
                                                to view the latest information
                                                about us and our products and
                                                services, or apply for a loan
                                                or credit card. You can get
                                                documents we file with the SEC
                                                from the SEC's home page
                                                http://www.sec.gov. You can
                                                reach our transfer agent and
                                                registrar through
                                                http://www.cmssonline.com.


                           [LOGO OF RECYCLED PAPER]

                           Printed on Recycled Paper

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            BANKAMERICA CORPORATION
                         PROXY/VOTING INSTRUCTION CARD

     I appoint David Coulter, James Roethe and Cheryl Sorokin, individually and together, proxies with full power of substitution, to vote all of my BankAmerica Corporation common stock at the Annual Meeting of Shareholders to be held at the DoubleTree Hotel - Jantzen Beach, 909 N. Hayden Island Drive, Portland, Oregon, on Thursday, May 21, 1998, at 2:00 p.m. (Pacific Time) and at any adjournment or postponement of the meeting. In the absence of instructions from me my proxies will vote in accordance with the Directors' recommendations on the reverse side of this card. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I revoke any proxy previously given and acknowledge that I may revoke this proxy prior to its exercise.

     This card also provides voting instructions to the trustee of the BankAmerica 401(k) Investment Plan (Plan) for participants with shares allocated to their accounts. The trustee will only vote those Plan shares for which voting instructions are received. Employee participants in the Plan may authorize a proxy to vote their shares by telephone as described on the reverse side of this proxy card unless they wish to provide different voting instructions for the Plan shares versus shares held directly. Your directions to vote shares held in the Plan will be kept confidential. (See Proxy Statement under "Voting by Proxy and Voting at the Meeting - Confidential Voting").

     YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE OTHER SIDE OF THIS CARD. OR, IF YOU ARE A SHAREHOLDER OF RECORD, USE THE TOLL-FREE TELEPHONE NUMBER SET FORTH ON THE REVERSE SIDE OF THIS PROXY CARD TO AUTHORIZE A PROXY TO VOTE YOUR SHARES. YOU WILL REDUCE BAC'S EXPENSE IN SOLICITING PROXIES IF YOU AUTHORIZE A PROXY TO VOTE BY TELEPHONE.

      (Continued, and to be marked, dated and signed, on the other side)

                           --FOLD AND DETACH HERE--

                     [LOGO OF BANKAMERICA CORPORATION(R)]
                            BANKAMERICA CORPORATION


     As part of our efforts to reduce costs and conserve resources, we have attempted to streamline the mailing of our Annual Report so that only one copy will be received by each shareholder household. You will continue to receive separate proxy statements and cards for each account. Please note that if you also have accounts with a broker or financial institution you will continue to receive an Annual Report and proxy materials for such accounts.

     Recycled paper is used for all the materials you received with this package, including the envelopes.

--------------------------------------------------------------------------------
          The Board of Directors recommends a vote FOR Items 1 and 2
--------------------------------------------------------------------------------
                                                                 Please mark
                                                                 your votes  [X]
                                                                 like this

                                                          Withhold  For all
Item 1. Election of Directors - Nominees:            For  For all   Except  Item 2. Ratification of appointment  FOR AGAINST ABSTAIN
01 Joseph Alibrandi             02 Peter Bedford                            of Ernst & Young LLP as              [_]   [_]     [_]
03 Richard Clarke               04 David Coulter                            Independent auditors
05 Timm Crull                   06 Kathleen Feldstein
07 Donald Guinn                 08 Frank Hope, Jr.
09 Walter Massey                10 Sanford Robertson
11 Richard Rosenberg            12 Michael Spence                           I/We plan to attend the annual
13 Solomon Trujillo             14 Shirley Young                            meeting in Portland, Oregon;
                                                                            please send ticket (admits 2)

----------------------------------------------------------------------------
Except Nominee(s) written above




Signature___________________________ Signature_______________________ Date______
NOTE: Please sign exactly as name(s) appear(s) hereon. If acting as an executor, administrator, trustee, custodian, guardian, etc., you should so indicate in signing. If the shareholder is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign. Date and promptly return this card in the envelope provided.

                FOLD AND DETACH HERE AND READ THE REVERSE SIDE

        [GRAPHIC APPEARS HERE] VOTE BY TELEPHONE [GRAPHIC APPEARS HERE]
                         QUICK *** EASY *** IMMEDIATE

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

              CALL 1-800-840-1208 ON A TOUCH-TONE PHONE ANYTIME.
              THERE IS NO CHARGE TO YOU FOR THIS CALL.

              You will be asked to enter the Control Number (look below at right).

---------
OPTION A: To vote as the Board of Directors recommends on All items, press 1. --------- Your vote will be confirmed.

---------
OPTION B: If you choose to vote on each item separately, press 0. You will hear --------- these instructions:

          Item 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.
                   To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the Instructions.

          Item 2:  To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

   When asked, you must confirm your vote by pressing 1.

Please have this card handy when you call. You'll need it in front of you in order to complete the voting process.

BAC has been advised by counsel that these telephone voting procedures comply with Delaware law.

                                                         FOR TELEPHONE VOTING: